EXHIBIT 10.3

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT.  THE REDACTIONS ARE INDICATED WITH “*[REDACTED]*”.  A COMPLETE VERSION OF THIS AGREEMENT AND EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

RGLD GOLD AG

- and -

BGC HOLDINGS LTD.

- and -

BARRICK GOLD CORPORATION

PRECIOUS METALS PURCHASE AND SALE AGREEMENT

August 5, 2015

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1	Definitions	2
1.2	Certain Rules of Interpretation	19

ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale of Refined Gold and Refined Silver	21
2.2	Delivery Obligations	21
2.3	Fixed Silver Recovery	23
2.4	Invoicing	25
2.5	Gold Purchase Price	26
2.6	Silver Purchase Price	26
2.7	Payment	27

ARTICLE 3
ADVANCE PAYMENT AND CLOSING DELIVERABLES

3.1	Advance Payment	27
3.2	Use of the Advance Payment	27
3.3	Conditions Precedent to the Payment of the Advance Payment	27
3.4	Conditions Precedent in Favour of the Seller	29
3.5	Satisfaction of Conditions Precedent	30

ARTICLE 4
TERM

4.1	Term	30

ARTICLE 5
REPORTING; BOOKS AND RECORDS

5.1	Reporting	31
5.2	Books and Records; Audits	31
5.3	Inspections	31

ARTICLE 6
COVENANTS

6.1	Conduct of Operations	32
6.2	Commingling; No Toll Processing	33
6.3	Preservation of Corporate Existence	33
6.4	Offtake Agreements	34
6.5	Insurance	34
6.6	Segregated Collection Account	35
6.7	Restrictions on Distributions From Collection Account	37

i

6.8	Transfers and Change of Control	39
6.9	Other Covenants of the Seller	43
6.10	Parent Company Covenant	46
6.11	Non-Solicitation	46
6.12	Confidentiality	47

ARTICLE 7
PURCHASE RIGHTS; PURCHASER CHANGE OF CONTROL

7.1	Seller Right of First Refusal	49
7.2	Purchaser Right of First Refusal	50
7.3	Change of Control of the Purchaser	51

ARTICLE 8
GUARANTEES AND INDEMNITIES

8.1	No Seller Security or Guarantee	51
8.2	Seller Indemnity	51
8.3	Purchaser Indemnity	52
8.4	Benefit of Indemnity	52

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties of the Seller and the Parent Company	53
9.2	Representations and Warranties of the Purchaser	53
9.3	Survival of Representations and Warranties	53
9.4	Knowledge	53

ARTICLE 10
ACTS OF EXPROPRIATION

10.1	Act of Expropriation	53
10.2	Sharing of Compensation	54

ARTICLE 11
EVENTS OF DEFAULT

11.1	Seller Events of Default	55
11.2	Purchaser Remedies	56
11.3	Purchaser Events of Default	57
11.4	Seller Remedies	58

ARTICLE 12
ADDITIONAL PAYMENT TERMS

12.1	Payments	59
12.2	Taxes	59

ii

ARTICLE 13
DISPUTES

13.1	Ongoing Disputes	60
13.2	Disputes and Arbitration	62
13.3	Meaning of “Party”	62

ARTICLE 14
GENERAL

14.1	Further Assurances	62
14.2	Limitation on Liability	62
14.3	Purchase and Sale; Not a Debt Instrument	63
14.4	Survival	63
14.5	No Joint Venture	63
14.6	Governing Law	63
14.7	Press Releases	64
14.8	Notices	64
14.9	Amendments	66
14.10	Beneficiaries	66
14.11	Entire Agreement	66
14.12	Waivers	66
14.13	Successors and Assigns	67
14.14	Severability	67
14.15	Costs and Expenses	67
14.16	Counterparts	67

iii

THIS PRECIOUS METALS PURCHASE AND SALE AGREEMENT dated as of August 5, 2015,

BETWEEN:

RGLD GOLD AG,

a corporation existing under the laws of Switzerland,

(the “Purchaser”),

— and —

BGC HOLDINGS LTD.,

a company incorporated with limited liability under the laws of the Cayman Islands,

(the “Seller”),

— and —

BARRICK GOLD CORPORATION,

a company existing under the laws of the Province of Ontario

(the “Parent Company”).

WHEREAS the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, an amount of Refined Gold (defined below) and Refined Silver (defined below) that is equal to Payable Gold (defined below) and Payable Silver (defined below), subject to and in accordance with the terms and conditions of this Agreement;

AND WHEREAS the Seller is an indirect wholly-owned subsidiary of the Parent Company;

AND WHEREAS the Parent Company is entering into this Agreement for the sole purpose of providing the limited representations, warranties and covenants contained herein and not, for greater certainty, for purposes of guaranteeing the payment or performance of any covenant or obligation of the Seller under this Agreement;

NOW THEREFORE in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

In this Agreement, including in the recitals, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Account Bank” has the meaning set out in Section 3.3(g);

“Accrued Ounces” means the balance, from time to time, if any, of the number of ounces of Refined Gold and Refined Silver that is equal to Payable Gold and Payable Silver, respectively, that the Seller has accrued but has not yet delivered in accordance with Section 2.2(e) and, for greater certainty, shall not include Deferred Silver Ounces;

“Act of Expropriation” means an action by a Governmental Authority as a result of which:

(a)                                 all or substantially all of the rights, privileges or benefits existing on the date of this Agreement and pertaining to or associated with the Project or the Owner, for any period of time, cease directly or indirectly being for the benefit or entitlement of the Parent Company or its Affiliates, whether as a result of ceasing to own such interest or otherwise; or

(b)                                 the Parent Company or its Affiliates cease, for any period of time, to own or control, directly or indirectly, all or substantially all of the Barrick PV Interest and all or substantially all of the rights, privileges or benefits pertaining to or associated with the ownership or control of such interest cease being for the benefit or entitlement of, directly or indirectly, the Parent Company or its Affiliates;

“Actual Reference Silver” means, for any Quarterly Measurement Period, the number of silver ounces equal to the product of: (i) the Barrick PV Interest at such time, multiplied by (ii) the number of silver ounces contained in any Lot of concentrate, doré or any other metal bearing material produced from the Project (including silver derived from any processing or reprocessing of tailings, waste rock or other waste products originally derived from the Project) in respect of which an Offtaker Payment has been received by the Seller during such Quarterly Measurement Period multiplied by (iii) (a) 97%, in the case of any Lot of copper concentrates (only to the extent payable metal comprising silver is contained in such concentrate), or (b) 99%, in the case of any Lot of silver doré and any other product;

“Additional Permitted Indebtedness” means:

(a)                                 Shareholder Loans and Existing Partner Shareholder Loans, in each case if made pro rata in proportion to the ratio of the Barrick PV Interest to the Existing Partner PV Interest; and

(b)                                 any Indebtedness of the Owner or Project Holdco (other than Shareholder Loans and Existing Partner Shareholder Loans) that (i) after having given effect to the incurrence thereof, satisfies the Delivery Coverage Test and (ii) the proceeds of which are solely used for the operation of the Project including, for greater certainty, all Permitted Capital Projects;

“Adjusted Reference Silver Ounces” means, for any Quarterly Measurement Period, the number of silver ounces equal to the quotient obtained by dividing: (i) the number of ounces of Reference Silver contained in each Lot for which an Offtaker Payment has been received by the Seller during such Quarterly Measurement Period, by (ii) the average metallurgical recovery for silver at the Project in respect of such Quarterly Measurement Period (expressed as a decimal);

“Administrative Services Agreement” means the Administrative Services Agreement, dated October 20, 2008 between Barrick Gold of North America, Inc. and the Owner as amended, restated, supplemented, modified or superseded from time to time;

“Advance Payment” has the meaning set out in Section 3.1;

“Advance Payment Reduction Date” means the date on which the Advance Payment is reduced to nil in accordance with the formulae set out in Section 2.5(a) and Section 2.6(a);

“Affiliate” means, in relation to any person or entity, any other person or entity controlling, controlled by or under common control with such first mentioned person or entity;

“Aggregate Silver Cash Price” has the meaning set out in Section 2.3(a);

“Agreement” means this precious metals purchase and sale agreement and all attached schedules, in each case as the same may be supplemented, amended, restated, modified or superseded from time to time in accordance with the terms hereof;

“Alternative Transaction” has the meaning set out in Section 6.11(a);

“Applicable Gold Price Percentage” means, until 550,000 ounces of Refined Gold have been delivered under this Agreement, 30%, and thereafter, 60%;

“Applicable Laws” means any federal, state, provincial, or municipal law, regulation, ordinance, code, order, common law or other requirement or rule of law or the rules, policies, orders or regulations of any Governmental Authority or stock exchange, including any judicial or administrative interpretation thereof, applicable to a person or any of its properties, assets, business or operations;

“Applicable Silver Price Percentage” means, until 23,100,000 ounces of Refined Silver have been delivered under this Agreement, 30%, and thereafter, 60%;

“Approvals” means all authorizations, clearances, consents, orders and other approvals required to be obtained from any person, including any Governmental Authority or stock exchange, in connection with the completion of the transactions contemplated by this Agreement;

“Approved Program and Budget” means a Program and Budget which has been approved by the Owner and Project Holdco pursuant to Article 5 of the Shareholders Agreement;

“Arbitration Rules” means the International Commercial Arbitration Act (Ontario), R.S.O. 1990, c. I.9;

“Auditor” means a national Canadian accounting firm that is independent of the Parent Company and its Affiliates, and the Purchaser and its Affiliates, that has experience and expertise in determining the quantity of gold and silver mined, produced, extracted or otherwise recovered from mining projects;

“Auditor’s Report” has the meaning set out in Section 13.1(a)(ii);

“Average Metal Price” means, as of any date of calculation, the average Gold Reference Price or the average Silver Reference Price, as applicable, for the specified period or, if no period is specified, for the 90-day period immediately preceding the date of calculation;

“Barrick Group Entity” means the Parent Company or a direct or indirect subsidiary of the Parent Company;

“Barrick PV Interest” means the Parent Company’s entire direct or indirect interest in the Project from time to time (including its equity interest and its interest in the Shareholder Loans) which, on the date hereof, is a 60% interest;

“Books and Records” means the records, data, documentation, scientific and technical information, and other information relating to operations and activities with respect to the Project and the mining and production of Minerals therefrom and the treatment, processing, milling, concentrating and transportation of Minerals and weight, moisture and assay certificates, and including the books and records contemplated in Section 5.2;

“Business Day” means any day other than a Saturday or Sunday or a day that is a statutory or bank holiday under the laws of the Province of Ontario, Canada, London, United Kingdom, the Cayman Islands or Zurich, Switzerland;

“Change of Control” of a person (the “Subject Person”) means the consummation of any transaction, including any consolidation, arrangement, amalgamation or merger, or any issue, transfer or acquisition of voting shares, the result of which is that any other person or group of other persons acting jointly or in concert for purposes of such transaction: (a) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares of the Subject Person; or (b) otherwise acquires control, directly or indirectly, of the Subject Person; provided that a Change of Control shall not include any transaction that results in: (i) a change in the beneficial share ownership of a Subject Person, if a majority of such Subject Person’s voting shares were listed on a public exchange immediately prior to such transaction, (ii) a change in the beneficial share ownership, or acquisition of control, of a person that directly or indirectly controls the Subject Person, if a majority of that controlling person’s voting shares were listed on a public exchange immediately prior to such transaction, or (iii) the Subject Person (if the Purchaser) continuing to be, directly or indirectly, wholly-owned by the Purchaser Parent or a successor thereof;

“Closing Date” means the fifth Business Day following the date on which the Conditions Precedent are satisfied or waived in accordance with the terms hereof (other than those Conditions Precedent which the Parties agree are to be satisfied at the closing or which, by their terms, must be satisfied less than five Business Days prior to closing), or such other date as may be agreed in writing by the Parties;

“Closing Minimum Cash Amount” has the meaning set out in Section 6.6(a)(ii);

“Collection Account” has the meaning set out in Section 6.6(a);

“Commercial List” means the Ontario Superior Court of Justice (Commercial List);

“Common Terms Agreement” means the Common Terms Agreement, dated as of April 26, 2010, among the Owner, Export Development Canada, Export-Import Bank of the United States, Canadian Imperial Bank of Commerce, Standard Chartered Bank, The Bank of Nova Scotia, KfW IPEX-Bank, GmbH, ING Bank N.V. and Citibank, N.A., as amended, restated, supplemented, modified or superseded from time to time;

“Conditions Precedent” means the conditions precedent to the payment of the Advance Payment set out in Section 3.3 and the conditions precedent in favour of the Seller set out in Section 3.4;

“Confidential Information” has the meaning set out in Section 6.12(a);

“control” means the right, whether by contract, ownership of equity interests or otherwise, to direct or cause the direction of the management of the business or affairs of a person, whether directly or indirectly through a chain of entities that are “controlled” within the foregoing meaning; and “controls”, “controlling”, “controlled by” and “under common control with” have corresponding meanings;

“Date of Delivery” has the meaning set out in Section 2.2(d);

“Defaulted Ounces” has the meaning set out in Section 11.1(a);

“Deferred Offset Amount” has the meaning set out in Section 2.3(a);

“Deferred Silver Amount” means, in respect of any Quarterly Measurement Period for which Deferred Silver Ounces arise pursuant to Section 2.3, the product of (i) the Silver Reference Price as of the date that is two Business Days prior to the corresponding

Quarterly Delivery Date, multiplied by (ii) the number of Deferred Silver Ounces arising in the relevant Quarterly Measurement Period, multiplied by (iii) one minus the Applicable Silver Price Percentage (expressed as a decimal);

“Deferred Silver Ounces” means, for any Quarterly Measurement Period, the number of ounces of Refined Silver equal to the positive difference, if any, between (i) the number of ounces of Refined Silver equal to Payable Silver for such Quarterly Measurement Period, minus (ii) the Actual Reference Silver for such Quarterly Measurement Period;

“Delivery Coverage Test” means, with respect to any Indebtedness (excluding Shareholder Loans and Existing Partner Shareholder Loans) proposed to be incurred by Project Holdco or the Owner, that after giving effect to the incurrence of such Indebtedness (and assuming all committed amounts thereunder are fully drawn), for the term of such Indebtedness taking into account the amortization schedule in respect thereof:

(a)                                 the Distributions forecast to be paid directly or indirectly to the Seller (prior to considering the economic obligations of the Seller to the Purchaser under this Agreement) during such term (and as determined using the Average Metal Prices for gold and silver on the date of calculation), exceed an amount equal to:

(b)                                 (i) on or prior to the Advance Payment Reduction Date, *[Redacted]* and (ii) following the Advance Payment Reduction Date, *[Redacted]*,

all as calculated using the then current Mine Plan (provided that such Mine Plan has been provided to the Purchaser in accordance with the reporting requirements agreed by the Parties pursuant to Section 5.1);

“Designated Jurisdiction” has the meaning set out in Section 2.2(d);

“Disclosure Letter” means a letter dated the date hereof disclosing, among other things, facts, matters and circumstances that are, or may be, inconsistent with the representations and warranties;

“Dispute Notice” has the meaning set out in Section 13.1(a)(i);

“Dispute Period” has the meaning set out in Section 13.1(a)(i);

“Distribution” means:

(a)                                 any dividend in cash or other property or assets or return of any capital;

*[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

(b)                                 any management or comparable fee paid;

(c)                                  any repayment of any Shareholder Loan or other intercompany Indebtedness (including, for greater certainty, any interest paid in respect thereof); or

(d)                                 any other payment related to the Project that is paid to the Seller by Project Holdco or the Owner;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the United States Securities and Exchange Commission;

“Eligible Transferee” has the meaning set out in Section 6.8(b)(iii);

“Encumbrances” means all mortgages, charges, assignments, hypothecs, pledges, security interests, liens and other encumbrances and adverse claims of every nature and kind securing any obligation of any person;

“Existing Lenders” means the lenders under the Project Financing but excluding, for greater certainty, the Parent Company or any of its Affiliates;

“Existing Partner” means Goldcorp Inc.;

“Existing Partner PV Interest” means the Existing Partner’s entire direct or indirect interest in the Project from time to time (including its equity interest and its interest in the Existing Partner Shareholder Loans) which, on the date hereof, is a 40% interest;

“Existing Partner Shareholder Loans” means any loans provided to the Owner or Project Holdco by the Existing Partner or a subsidiary thereof;

“Existing Restrictions” means any covenants or other restrictions imposed on any Seller Group Entity pursuant to the terms of the Project Financing, the Shareholders Agreement, the Special Lease Agreement or any similar agreement relating to the Project, as applicable;

“Facilities” means the access, mining, processing, production, maintenance, administration, storage, power and other infrastructure re-commissioned, constructed or operated in the Dominican Republic to the extent owned or controlled by, the Owner or any of its Affiliates (whether located within or outside of the Fiscal Reserve) to extract, beneficiate, store, market and sell Minerals;

“Fiscal Reserve” means the Montenegro Fiscal Mining Reserve (Reserva Fiscal Montenegro), as it exists on the date hereof, established by Presidential Decree No. 169-02, dated as of March 7, 2002, as extended by Presidential Decree No. 722-04 and delineated by the UTM coordinates set out in Schedule B and depicted on the map attached as Schedule C, but subject to the exclusions set out in the Special Lease Agreement as depicted on the map attached as Schedule C as “Excluded Area”;

“Fixed Silver Recovery Rate” means the fixed metallurgical recovery rate for silver at the Project prior to the delivery by the Seller of the Step-Down Silver Ounces, being 70%;

“Gold Cash Price” means, on any date, the product of the Gold Reference Price as of the day that is two Business Days prior to such date multiplied by the Applicable Gold Price Percentage on such date;

“Gold Purchase Price” has the meaning set out in Section 2.5;

“Gold Reference Price” means, for any date, the “LBMA Gold Price” as quoted in U.S. Dollars by the LBMA at 3:00 pm (London time) on such date, provided that if, for any reason, the LBMA is no longer in operation or the price of gold is not confirmed, acknowledged or quoted by the LBMA on such date, the Gold Reference Price shall be determined by reference to the price of gold on another commercial exchange mutually acceptable to the Seller and the Purchaser, acting reasonably;

“Gold Unit Offset” has the meaning set out in Section 2.5(a);

“Governmental Authority” means any international, federal, state, provincial, territorial, municipal or local government, agency, department, ministry, authority, board, tribunal, commission or official, including any such entity with power to tax, or exercise regulatory or administrative functions, or any court, arbitrator (public or private), stock exchange or securities commission;

“Indebtedness” means, for any person at any date, without duplication (a) all obligations of such person to repay money borrowed, (b) all obligations of such person to pay money evidenced by term loans, bonds, debentures, notes or other similar instruments, including such obligations incurred in connection with the acquisition of property, assets or a business, (c) all obligations under bankers’ acceptances, (d) the undrawn face amount of all letters of credit issued for the account of such person and all outstanding reimbursement obligations with respect to such letters of credit, (e) all obligations of such person to pay the deferred purchase price of property or services, (f) the principal component of all rental obligations of such person as lessee under capital leases and (g) obligations of another person of the type listed in clauses (a) through (f), payment of which is guaranteed by or secured by Encumbrances on the property of such person; provided that “Indebtedness” shall not include current trade accounts payable or purchase money obligations incurred in the ordinary course of business;

“Initial Term” has the meaning set out in Section 4.1;

“Insolvency Event” means, in relation to any person, any one or more of the following events or circumstances:

(a)                                 proceedings are commenced against such person for the winding-up, liquidation, bankruptcy or dissolution of such person, unless such person in good faith actively and diligently contests such proceedings resulting in a dismissal or stay thereof within 90 days of the commencement of such proceedings;

(b)                                 a decree or order of a court of competent jurisdiction is entered adjudging such person to be bankrupt or insolvent (unless vacated), or a petition or order seeking reorganization, arrangement or adjustment of or in respect of such person is approved under Applicable Laws relating to bankruptcy, insolvency, compromise or arrangement of debts or relief of debtors;

(c)                                  such person makes an assignment for the benefit of its creditors, files a notice of intention to file a proposal to creditors, or petitions or applies to any court or tribunal for the appointment of a receiver or trustee for itself or any substantial part of its property, or commences for itself or acquiesces in or approves or has filed or commenced against it any proceeding under any bankruptcy, insolvency, reorganization, arrangement or readjustment of debt law or statute or any proceeding for the appointment of a receiver or trustee for itself or any substantial part of its assets or property, or a liquidator, administrator, receiver, trustee, conservator or similar person is appointed with respect to it or any substantial portion of its property or assets, unless, in the case of a proceeding commenced against such person, such proceeding is being actively and diligently contested in good faith resulting in a dismissal or stay thereof within 90 days of commencement of such proceeding;

(d)                                 a resolution is passed authorizing any of the events described in paragraph (c) above, to the extent such events are instituted by such person; or

(e)                                  anything analogous or having a similar effect to an event listed in paragraphs (a) to (d) above occurs in respect of such person;

“LBMA” means the London Bullion Market Association;

“LBMA Good Delivery List” means the lists maintained by the LBMA detailing the names of accredited refiners of gold and silver;

“LBMA Good Delivery Rules” means the Good Delivery Rules for Gold and Silver Bars — Specifications for Good Delivery Bars and Application Procedures for Listing of the LBMA, as amended from time to time;

“Losses” means all claims, demands, proceedings, fines, losses, damages, liabilities, obligations, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties, judgment and amounts paid in settlement of any demand, action, suit, proceeding, assessment, judgment or settlement or compromise);

“Lot” means any applicable quantity of Minerals delivered by the Seller or any of its Affiliates to an Offtaker from time to time;

“Material Adverse Effect” means any event, occurrence, change or effect that, when taken individually or together with all other events, occurrences, changes or effects, is or would reasonably be expected to:

(a)                           materially limit, restrict or impair the ability of the Seller to perform its obligations under this Agreement, the Shareholders Agreement, the Special Lease Agreement or the Project Financing, as applicable;

(b)                           limit, restrict or impair the ability of the Owner to operate the Project substantially in accordance with the Mine Plan for the Project in effect immediately prior to the occurrence of the Material Adverse Effect; or

(c)                            cause a significant decrease to, or delay in, the expected gold or silver production from the Project based on the Mine Plan for the Project in effect immediately prior to the occurrence of such event, occurrence, change or effect;

*[Redacted]*;

“Mine Plan” means, at any time and from time to time, the life of mine plan in respect of the Project adopted by Project Holdco for the Owner as part of the annual process of adoption of a program and budget under the Shareholders Agreement, as such plan may be amended from time to time in accordance with the Shareholders Agreement and accepted practices in the international mining industry, and as of the date hereof means the mine plan attached as Appendix 1 to the Disclosure Letter;

“Mineral Rights” means the rights of the Owner conferred by, and subject to the exclusions and limitations set forth in, the Special Lease Agreement and Applicable Laws, to prospect, explore for, develop, exploit, process, reprocess, store, and sell Minerals from the Fiscal Reserve as it exists on the Closing Date, including any extension, renewal, replacement, conversion or substitution of any such rights but, in every case, without extending the area of the Fiscal Reserve;

“Minerals” means any and all marketable metal bearing material in whatever form or state (including Reference Gold and Reference Silver) that is mined, produced, extracted or otherwise recovered from the Fiscal Reserve, including any such material derived from any processing or reprocessing of any tailings, stockpiles, dumps, waste rock or other waste products originally derived from the Fiscal Reserve that may be subsequently reprocessed, and including ore and any other products resulting from the further milling, processing or other beneficiation of Minerals, including concentrates or doré bars;

“Net Delivered Ounce Obligation” means for the relevant period, the product of (x) all projected ounces of Refined Gold and Refined Silver forecast to be delivered to the Purchaser during such period multiplied by (y) the difference, as applicable, between (a) the Average Metal Prices for gold and silver at such time and (b) the product of (i) the Applicable Gold Price Percentage and the Applicable Silver Price Percentage, in each case, as in effect at the relevant times multiplied by (ii) the Average Metal Prices for gold and silver at such time, as applicable;

*[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

“NI 43-101” means National Instrument 43-101 — Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, as the same may be amended from time to time, or any successor instrument, rule or policy;

“Offtake Agreement” means any agreement entered into by any Seller Group Entity with an Offtaker (a) for the sale of Reference Gold or Reference Silver to such Offtaker or (b) for the smelting, refining or other beneficiation of Reference Gold or Reference Silver by such Offtaker for the benefit of a Seller Group Entity, as such agreement may be amended, restated, supplemented, modified or superseded from time to time;

“Offtaker” means (a) any person, other than a Seller Group Entity, that purchases Minerals from a Seller Group Entity pursuant to an Offtake Agreement; or (b) any person that takes delivery of Minerals for the purpose of smelting, refining or other beneficiation of such Minerals for the benefit of a Seller Group Entity pursuant to an Offtake Agreement; provided that if a Barrick Group Entity smelts, refines or beneficiates such Minerals, the Offtaker shall mean such Barrick Group Entity;

“Offtaker Charges” means any refining charges, treatment charges, penalties, insurance charges, transportation charges, settlement charges, financing charges or price participation charges, or other charges, penalties or deductions that may be charged or levied by an Offtaker, regardless of whether such charges, penalties or deductions are expressed as a specific metal deduction, a percentage or otherwise;

“Offtaker Delivery” means the delivery of Reference Gold and/or Reference Silver to an Offtaker which, for greater certainty, shall not include deliveries of Reference Gold and/or Reference Silver to persons subsequent to the first Offtaker acquiring such Reference Gold and/or Reference Silver;

“Offtaker Payment” means (a) with respect to Minerals contained in any Lot purchased by an Offtaker from a Seller Group Entity pursuant to an Offtake Agreement, the receipt by a Seller Group Entity of payment or other consideration from the Offtaker in respect of any Reference Gold or Reference Silver in such Lot in accordance with the applicable Offtake Agreement, and (b) with respect to Minerals contained in any Lot refined, smelted or otherwise beneficiated by an Offtaker on behalf of a Seller Group Entity, the receipt by a Seller Group Entity of gold or silver for such Lot in accordance with the applicable Offtake Agreement; provided that if a Barrick Group Entity is the Offtaker, then Offtaker Payment shall mean the creation of Refined Gold and/or Refined Silver from the smelting, refining or beneficiating of any Reference Gold or Reference Silver in such Lot, as applicable; and, provided further, that if a Transfer has occurred pursuant to Section 6.8(c)(iii) any Offtaker Payment received by a Seller Group Entity will be deemed to have been received for all purposes of this Agreement (other than for the purpose of determining whether the Seller Group Entities are in compliance with Section 6.9(a)) in respect of all Reference Gold and Reference Silver in such Lot as if the transfer in Section 6.8(c)(iii) had not occurred, notwithstanding that the entitlement of the Seller Group Entities to Minerals from such Lot shall be less than the Reference Gold and Reference Silver as a result of the decrease in the Barrick PV Interest;

“Operating Approvals” has the meaning set out in Schedule D;

“Original Method of Delivery” means the method of delivery for Refined Gold and Refined Silver as provided in writing by the Seller and the Purchaser on or prior to the date hereof;

“Other Minerals” means any and all marketable metal bearing material in whatever form or state (including ore) that is mined, produced, extracted or otherwise recovered from any location that is not within the Fiscal Reserve;

“Other Person” has the meaning set out in Section 6.11(a);

“Owner” means Pueblo Viejo Dominicana Corporation, a company existing under the laws of Barbados and a wholly owned subsidiary of Project Holdco, or any transferee of the Project pursuant to Section 6.8;

“Parent Company Fundamental Representations” means each of the representations and warranties of Parent Company set forth in Schedule E;

“Parties” means the parties to this Agreement and “Party” means each of them;

“Payable Gold” means, for any Quarterly Measurement Period (or portion thereof, as applicable):

(a)           commencing on July 1, 2015 and until such time as 990,000 ounces of Refined Gold have been delivered in the aggregate to the Purchaser under this Agreement (in the aggregate, the “Step-Down Gold Ounces”), 7.5% of Reference Gold contained in each Offtaker Delivery and in respect of which an Offtaker Payment is received; and

(b)           following the delivery of the Step-Down Gold Ounces and thereafter, 3.75% of Reference Gold contained in each Offtaker Delivery and in respect of which an Offtaker Payment is received;

“Payable Silver” means, for any Quarterly Measurement Period (or portion thereof, as applicable):

(a)           from and after January 1, 2016 and until the Step-Down Silver Ounces have been delivered to the Purchaser, the product of (i) 75%, multiplied by (ii) the Adjusted Reference Silver Ounces for such Quarterly Measurement Period, multiplied by (iii) the Fixed Silver Recovery Rate; and

(b)           following the delivery of the Step-Down Silver Ounces, 37.5% of Reference Silver contained in each Offtaker Delivery and in respect of which an Offtaker Payment is received;

“Permitted Capital Projects” means capital expenditures by a Seller Group Entity:

(a)           contemplated by the Mine Plan then in effect;

(b)           required to maintain design capacity or production as contemplated in the Mine Plan then in effect, or to prevent a material increase in unit operating costs from the levels contemplated in the Approved Program and Budget then in effect;

(c)           required to maintain operations at the levels contemplated in the Mine Plan and in compliance with all material licenses, permits, contracts, mining rights and rights required by law for the operation of the Project then in effect;

(d)           required to expand the Project, to reduce operating costs or for any other purpose which is mutually beneficial to the Seller Group Entities and the Purchaser; or

(e)           which have been consented to by the Purchaser in writing in advance, such consent not to be unreasonably withheld;

“Permitted Encumbrances” means any Encumbrance:

(a)           securing the payment and performance, when due, of obligations incurred in respect of the Project Financing, Project Financing Permitted Indebtedness and Additional Permitted Indebtedness; or

(b)           granted or incurred by the Owner in respect of the Project constituted by the following:

(i)            inchoate or statutory liens for Taxes, assessments, royalties, rents or charges not at the time due or payable, or being contested in good faith through appropriate proceedings;

(ii)           any reservations or exceptions contained in the original grants of land or by Applicable Laws or the terms of the Special Lease Agreement or any other lease or concession in respect of or comprising the Mineral Rights or Surface Rights;

(iii)          minor discrepancies in the legal description or acreage of or associated with the Mineral Rights or Surface Rights or any adjoining properties which would be disclosed in an up-to-date survey and any registered easements and registered restrictions or covenants that run with the land which do not materially impair the use of the Mineral Rights or Surface Rights for the purpose of conducting and carrying out mining operations thereon;

(iv)          rights of way for or reservations or rights of others for, sewers, water lines, gas lines, electric lines, telegraph and telephone lines, and other similar utilities, or zoning by-laws, ordinances, surface access rights or other restrictions as to the use of the Mineral Rights or Surface Rights, which do not in the aggregate materially detract from the use of the Mineral Rights or Surface Rights for the purpose of conducting and carrying out mining operations thereon;

(v)           equipment leases, purchase money security interests and liens not otherwise herein expressly permitted incurred in the ordinary course of business of the Owner;

(vi)          liens or other rights granted to secure performance of statutory obligations or regulatory requirements (including reclamation obligations);

(vii)         Encumbrances relating to, or resulting from, an act of expropriation that would not reasonably be expected to give rise to a Material Adverse Effect;

(viii)        any royalty or net profits interest payable to the Government of the Dominican Republic;

(ix)          pre-emptive Encumbrances placed on bank accounts of the Owner without the consent of a Barrick Group Entity provided that such Encumbrances have been contested in good faith through appropriate proceedings;

(x)           any other Encumbrances listed in the definition of “Permitted Lien” in the Common Terms Agreement and not otherwise listed above; and

(xi)          Encumbrances created with the Purchaser’s prior written consent;

“person” includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability corporations, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Authorities or any other type of organization, whether or not a legal entity;

“Power of Attorney” has the meaning set out in Section 3.3(g);

“Production Participation Interest” means (a) an interest created by an agreement to purchase and sell gold or silver from, or measured based on, gold or silver mined from, produced, extracted or otherwise recovered from the Fiscal Reserve, as applicable, or (b) a royalty interest or any similar interest, actual or synthetic, in production payable on, or measured based on, gold or silver mined from, produced, extracted or otherwise recovered from the Fiscal Reserve;

“Project” means (a) the Fiscal Reserve, (b) the Mineral Rights, (c) the Facilities, and (d) the Surface Rights related to any of the foregoing;

“Project Financing” means the credit facilities entered into by the Owner and Project Holdco in connection with the Project and listed in Schedule A, as amended, restated, supplemented, modified or superseded from time to time;

“Project Financing Permitted Indebtedness” means Indebtedness permitted to be incurred by the Owner and/or Project Holdco under the Project Financing, but excluding (i) any such Indebtedness that would require lender consent, and (ii) any changes to Indebtedness permitted to be incurred by the Owner and/or Project Holdco resulting from any amendments, restatements, supplements, modifications, waivers or superseding terms to the terms of the Project Financing in effect as of the date hereof;

“Project Holdco” means Dominicana Holdings Inc., a company existing under the laws of Barbados;

“Purchaser Event of Default” has the meaning set out in Section 11.3;

“Purchaser Fundamental Representations” means the representations and warranties of the Purchaser set forth in Sections (a) through (i) and (k) of Schedule F;

“Purchaser Indemnified Parties” has the meaning set out in Section 8.2;

“Purchaser Interest” has the meaning set out in Section 7.1(b);

“Purchaser Parent” means Royal Gold, Inc.;

“Purchaser ROFR Offer” has the meaning set out in Section 7.1(b);

“Purchaser Undiscounted Economic Interest” means, at any relevant time, the value of the Purchaser’s undiscounted economic interest in this Agreement calculated as all projected Net Delivered Ounce Obligations over the then current Mine Plan for the Project (provided such Mine Plan has been provided to the Purchaser in accordance with the reporting requirements agreed by the Parties pursuant to Section 5.1) plus, without duplication, the value of Defaulted Ounces, Deferred Silver Ounces and Accrued Ounces at such time;

“Quarterly Delivery Date” means each of the following dates: (i) March 15, (ii) June 15, (iii) September 15 and (iv) December 15, or if any such day is not a Business Day, then the first Business Day thereafter;

“Quarterly Measurement Period” means each of the following periods: (i) the period beginning on December 1 and ending on February 28 (or February 29 in the case of any leap year), inclusive, (ii) the period beginning on March 1 and ending on May 31, inclusive, (iii) the period beginning on June 1 and ending on August 31, inclusive and (iv) the period beginning on September 1 and ending on November 30, inclusive, provided that the initial Quarterly Measurement Period shall commence on July 1, 2015 and end on the earliest to occur after the Closing Date of August 31, November 30, February 28 (or 29 if the relevant year is a leap year), or May 31, as applicable;

“Receiving Party” has the meaning set out in Section 6.12(a);

“Reference Gold” means 60% of the number of gold ounces contained in any Lot of concentrate, doré or any other metal bearing material produced from the Project

(including gold derived from any processing or reprocessing of tailings, waste rock or other waste products originally derived from the Project) multiplied by (a) 97%, in the case of any Lot of copper concentrates (only to the extent payable metal comprising gold is contained in such concentrate), or (b) 99.9%, in the case of any Lot of gold doré and any other product;

“Reference Silver” means 60% of the number of silver ounces contained in any Lot of concentrate, doré or any other metal bearing material produced from the Project (including silver derived from any processing or reprocessing of tailings, waste rock or other waste products originally derived from the Project) multiplied by (a) 97%, in the case of any Lot of copper concentrates (only to the extent payable metal comprising silver is contained in such concentrate), or (b) 99%, in the case of any Lot of silver doré and any other product;

“Refined Gold” means marketable gold bearing material in the form of physical gold bars that is refined to a minimum 995 parts per 1,000 fine gold and otherwise meets LBMA Good Delivery Rules;

“Refined Silver” means marketable silver bearing material in the form of physical silver bars that is refined to a minimum 999 parts per 1,000 fine silver and otherwise meets LBMA Good Delivery Rules;

“Reorganization” means the corporate reorganization to be effected on or before the Closing Date as a result of which: (a) the only assets of the Seller shall be the Barrick PV Interest and assets related thereto; and (b) the only liabilities of the Seller shall be (i) Indebtedness that is directly related to the Project or that was incurred in order to acquire Indebtedness of the Owner or Project Holdco related to the Project, in each case owed to certain Barrick Group Entities (including, for greater certainty, to facilitate Distributions by the Seller) and (ii) Indebtedness to the Parent Company that was incurred in satisfaction of certain accrued cumulative dividends owing immediately prior to the effective time of such corporate reorganization on preference shares of the Seller held by the Parent Company;

“Reserves” means proven and probable reserves as defined and incorporated under NI 43-101;

“Resources” means indicated, inferred and measured resources as defined and incorporated under NI 43-101;

“Restricted Payment Date” means the first day of the 30 day period under the Project Financing documents during which payments may be made by the Owner to Project Holdco;

“Restricted Person” means any person with which any Party or its Affiliates is prohibited from doing business under any trade restriction, embargo or other Applicable Laws;

“SEDAR” means the System for Electronic Disclosure Analysis and Retrieval of the Canadian Securities Administrators;

“Seller Event of Default” has the meaning set out in Section 11.1;

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections (a) through (e), (i), (j) and (m) through (o) of Schedule D;

“Seller Group Entities” means the Seller, the Owner and Project Holdco, and any other subsidiary of the Seller (now or hereafter incorporated) that acquires a direct or indirect interest in all or any part of the Project;

“Seller Indemnified Parties” has the meaning set out in Section 8.3;

“Seller ROFR Offer” has the meaning set out in Section 7.2(a);

“Seller Shareholder Loans” means any Shareholder Loans made by the Seller to Project Holdco or any other Seller Group Entity;

“Seller Undiscounted Economic Interest” means, at any relevant time, the value of the Seller’s undiscounted economic interest in the Project calculated as the sum of all Distributions forecast to be paid directly or indirectly to the Seller (prior to considering the obligations of the Seller to the Purchaser under this Agreement) all as calculated over the then current Mine Plan using the Average Metal Prices at such time (provided such Mine Plan has been provided to the Purchaser in accordance with the reporting requirements agreed by the Parties pursuant to Section 5.1);

“Shareholder Loans” means any loans provided by the Seller or an Affiliate of the Seller to the Owner or Project Holdco;

“Shareholders Agreement” means the second amended and restated shareholders’ agreement dated as of August 23, 2012 among the Seller, Project Holdco, the Parent Company, the Existing Partner, Goldcorp Aureus Inc. and the Owner, as the same may be further amended, restated, supplemented, modified or superseded from time to time;

“Silver Cash Price” means, on any date, the product of the Silver Reference Price as of the day that is two Business Days prior to such date multiplied by the Applicable Silver Price Percentage as of such date;

“Silver Holdback Amount” means, for each Quarterly Measurement Period in respect of which there are Deferred Silver Ounces outstanding, an amount equal to (A x B) where:

A =          the total number of Deferred Silver Ounces in respect of the applicable Quarterly Measurement Period (including, for greater certainty, but without duplication, all Deferred Silver Ounces in respect of prior Quarterly Measurement Periods that continue to be outstanding); and

B =          the Average Metal Price for silver on the Quarterly Delivery Date in respect of such Quarterly Measurement Period;

“Silver Purchase Price” has the meaning set out in Section 2.6;

“Silver Reference Price” means, for any date, the “LBMA Silver Price” as quoted in U.S. Dollars by the LBMA at 12:00 pm (London Time) on such date, provided that if, for any reason, the LBMA is no longer in operation or the price of silver is not confirmed, acknowledged or quoted by LBMA on such date, the Silver Reference Price shall be determined by reference to the price of silver on another commercial exchange mutually acceptable to the Seller and the Purchaser, acting reasonably;

“Silver Unit Offset” has the meaning set out in Section 2.6;

“Special Lease Agreement” means the Special Lease Agreement of Mining Rights (Contrato Especial de Arrendamiento de Derechos Mineros), dated March 25, 2002 among the Government of the Dominican Republic, the Central Bank of the Dominican Republic, Rosario Dominica, S.A. and the Owner, as amended by the amendments (enmiendas) to the Special Lease Agreement of Mining Rights, dated June 10, 2009 and September 5, 2013, in each of the foregoing cases as approved by Resolution of the National Congress of the Dominican Republic, and as the same may be further amended, restated, supplemented, modified or superseded from time to time;

“Step-Down Silver Ounces” means an aggregate of 50,000,000 ounces of Refined Silver;

“subsidiary” has the meaning given to that term in the Business Corporations Act (Ontario);

“Substitute Metals” has the meaning set out in Section 11.2(a)(iii);

“Surface Rights” means any rights of the Owner from time to time and at any time to use, enter and occupy the surface of real property (including the surface of any Mineral Right) for the exploration, development, exploitation, production, processing, reprocessing, refining, treatment, storage and disposal (including tailings and waste disposal) of Minerals, and the business of mining, including without limitation, any freehold right, leasehold right, usufruct, license, easement, right of way, or other form of surface tenure under the laws of the Dominican Republic, and any improvements or attachments deemed to be part of any such rights under the laws of the Dominican Republic, whether in any such case contractual, statutory or otherwise;

“Suspended Ounces” has the meaning set out in Section 11.4(b);

“Suspended Provisions” means provisions set forth in Article 2 and Section 5.2 (other than audit rights of information relevant to the determination of the occurrence of the applicable Purchaser Event of Default), Section 6.4, Section 6.5(d), Section 6.6(a), the first sentence of Section 6.6(b), Section 6.7(a), Section 6.7(b) (other than clause (i) of the second sentence therein), Sections 6.7(d)(i) and (ii), Section 6.7(e), Section 6.9(a),

Section 6.10 (in so far as it relates the Seller or any other Barrick Group Entity performing any of the other Suspended Provisions following the occurrence and during the pendency of a Purchaser Event of Default, Section 11.2 (in so far as it relates to the failure of the Seller or any other Barrick Group Entity to perform any of the other Suspended Provisions following the occurrence and during the pendency of a Purchaser Event of Default) and Article 13 (other than any disputes relating to the existence of the applicable Purchaser Event of Default and any other disputes pending at the time of suspension);

“Tax” or “Taxes” means all taxes, assessments and other governmental charges, duties, and impositions, including any interest, penalties, tax instalment payments or other additions that may become payable in respect thereof, imposed by any federal, provincial, state or local government, or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal, provincial, and state income taxes), non-resident withholding taxes, sales and use taxes, goods and services taxes, harmonized sales taxes, branch profit taxes, ad valorem taxes, excise taxes, export or import taxes or duties, customs duties, mineral taxes, mining taxes, royalties, severance taxes, franchise taxes, gross receipts taxes, business licence taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, land transfer taxes, capital taxes, extraordinary income taxes, surface area taxes, property taxes, asset transfer taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing;

“Technical Support Agreement” means the Technical Support Agreement, dated April 26, 2010 between the Parent Company and the Owner as amended, restated, supplemented, modified or superseded from time to time;

“Term” means the Initial Term and any subsequent term of this Agreement as determined in accordance with Section 4.1;

“Time of Delivery” has the meaning set out in Section 2.2(d);

“Transfer” means to sell, transfer, assign, convey, dispose or otherwise grant a right, title or interest, other than by expropriation or other transfer required or imposed by Applicable Laws or any Governmental Authority; and

“U.S. Dollars” has the meaning set out in Section 1.2(j).

1.2                          Certain Rules of Interpretation

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires:

(a)           The terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof.

(b)           References to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement.

(c)           Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(d)           Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(e)           The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f)            Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(g)           A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(h)           Time is of the essence in the performance of the Parties’ respective obligations under this Agreement.

(i)            In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Toronto time) on the last day of the period.  If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Toronto time) on the next Business Day.

(j)            Unless specified otherwise in this Agreement, all statements or references to dollar amounts in this Agreement are to the lawful currency of the United States of America (“U.S. Dollars”).

(k)           The following schedules are attached to and form part of this Agreement:

Schedule A            -               Project Financing

Schedule B            -               Fiscal Reserve — UTM Coordinates

Schedule C            -               Map of the Fiscal Reserve

Schedule D            -               Seller Representations and Warranties

Schedule E            -               Parent Company Representations and Warranties

Schedule F            -               Purchaser Representations and Warranties

Schedule G            -               Dispute Resolution

Schedule H           -               Form of Power of Attorney

ARTICLE 2
PURCHASE AND SALE

2.1                          Purchase and Sale of Refined Gold and Refined Silver

(a)           Subject to and in accordance with the terms and conditions of this Agreement, during the Term, the Seller hereby agrees to sell and deliver to the Purchaser and the Purchaser hereby agrees to purchase from the Seller (i) an amount of Refined Gold equal to Payable Gold, free and clear of all Encumbrances, and (ii) an amount of Refined Silver equal to Payable Silver, free and clear of all Encumbrances.  For greater certainty, Payable Gold and Payable Silver shall not be reduced for, and the Purchaser shall not be responsible for, any Offtaker Charges.

(b)           The Seller’s obligation to sell and deliver Refined Gold and Refined Silver under this Agreement shall be solely to sell and deliver Refined Gold and Refined Silver in an amount equal to the Payable Gold and Payable Silver. The Refined Gold and Refined Silver delivered pursuant to this Agreement need not come from the gold or silver physically produced at the Project, provided that any Refined Gold or Refined Silver has been refined by a refinery on the LBMA Good Delivery List.

(c)           The Seller’s obligation to sell and deliver Refined Silver in the amount of Payable Silver and Deferred Silver Ounces during any Quarterly Measurement Period shall be satisfied by reference to all Actual Reference Silver for such Quarterly Measurement Period, unless any Barrick Group Entity has entered into a further silver stream after compliance with Section 7.2 over any Actual Reference Silver in excess of Reference Silver, or has otherwise subsequently divested all or any portion of its direct or indirect interest in the Project in excess of the initial 60% Barrick PV Interest, in which event the Seller’s obligation to sell and deliver Refined Silver in the amount equal to Payable Silver and Deferred Silver Ounces in respect of any Quarterly Measurement Period shall be satisfied by reference to all Reference Silver for such Quarterly Measurement Period.  Notwithstanding the foregoing, any failure to deliver Deferred Silver Ounces in compliance with this Section 2.1(c) shall not constitute a Seller Event of Default, unless delivery of such Deferred Silver Ounces is not made by the Seller when required pursuant to Section 2.3(b).

2.2                          Delivery Obligations

(a)           Subject to Section 2.2(b), Section 2.2(e) and Section 2.3, on each Quarterly Delivery Date, the Seller shall sell and deliver to the Purchaser Refined Gold and Refined Silver equal to the Payable Gold and Payable Silver, respectively, in respect of which Offtaker Payments were received during the most recent Quarterly Measurement Period ended prior to such Quarterly Delivery Date.  Notwithstanding the foregoing, the Seller may, in its sole discretion, make deliveries of Refined Gold and Refined Silver in respect of a Quarterly Measurement Period at any time and from time to time from and after the beginning of such Quarterly Measurement Period through the Quarterly Delivery Date relating thereto, provided that all Refined Gold and Refined Silver in respect of a Quarterly Measurement Period is delivered by the applicable Quarterly Delivery Date, subject to Section 2.2(b) and Section 2.2(e).  The first Quarterly Measurement Period shall commence on July 1, 2015 and end on the earliest to occur after the Closing Date of August 31, November 30, February 28 (or 29 if the relevant year is a leap year), or May 31, as applicable.

(b)           In the event an Offtaker Payment which consists of a provisional payment that may be adjusted upon final settlement under the Offtake Agreement occurs during any Quarterly Measurement Period, and the final settlement does not occur until after the end of such Quarterly Measurement Period, then:

(i)            the Seller shall sell and deliver to the Purchaser on or before the immediately following Quarterly Delivery Date Refined Gold and Refined Silver equal to the Payable Gold and Payable Silver, respectively, in respect of the delivery of any Lot for which the Seller received a provisional Offtaker Payment, calculated based on the estimated Reference Gold and Reference Silver in such Lot as supported by the documentation provided pursuant to Section 2.4, multiplied by the applicable provisional payment percentage; and

(ii)           no later than the Quarterly Delivery Date following the date of final settlement of any delivery with the Offtaker, the Seller shall sell and deliver to the Purchaser Refined Gold and Refined Silver in an amount equal to the amount, if any, by which the Payable Gold and/or Payable Silver determined pursuant to the final settlement exceeds the amount of Payable Gold and Payable Silver previously delivered to the Purchaser in respect of such Lot pursuant to Section 2.2(b)(i), as supported by the documentation provided pursuant to Section 2.4; provided that if such difference is negative, the Purchaser shall refund to the Seller, by way of set-off by the Seller against its delivery obligations to the Purchaser on or in respect of such Quarterly Delivery Date, an amount of Refined Gold and/or Refined Silver equal to the amount of Refined Gold and/or Refined Silver that was delivered in excess to the Purchaser.

(c)           *[Redacted]*

(d)           The Seller shall sell and deliver to the Purchaser all Refined Gold and Refined Silver to be sold and delivered under this Agreement to one or more metal account(s) with bank(s) located in London, England, Zurich, Switzerland, Singapore or Hong Kong as designated by the Purchaser in writing from time to time upon at least 30 days’ prior written notice to the Seller (each, a “Designated Jurisdiction”) or, subject to Section 2.2(f), such other location specified by the Purchaser on at least 30 days’ prior written notice and consented to by the Seller, such consent not to be unreasonably withheld.  Delivery of Refined Gold or Refined Silver to the Purchaser shall be deemed to have been made at the time Refined Gold or Refined Silver is delivered to the designated metal account(s) of the Purchaser (the “Time of Delivery” on the

*[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

“Date of Delivery”).  Title and risk of loss shall pass from the Seller to the Purchaser at the Time of Delivery.

(e)           Subject to the deferral provided for in respect of Payable Silver in Section 2.3, if applicable, if the Seller is in compliance with its covenants set forth in Sections 6.9(a) and 6.9(b) but there are not sufficient funds in the Collection Account to satisfy the Seller’s delivery obligations to the Purchaser hereunder, then such delivery obligations shall, to the extent of the shortfall, accrue but shall not be due.  The Seller will, as soon as practicable (and in any event, within five Business Days) after receiving the funds necessary to satisfy any of its accrued but unpaid obligations under this Agreement, satisfy its obligations under this Agreement to the extent of any deficiency arising under this Section 2.2(e).  For the avoidance of doubt, the failure to deliver Refined Gold and/or Refined Silver equal to Payable Gold and/or Payable Silver, respectively, in compliance with this Section 2.2(e) shall give rise to Accrued Ounces, but shall not give rise to Defaulted Ounces or constitute a Seller Event of Default.

(f)            All costs and expenses pertaining to each delivery of Refined Gold and Refined Silver to the Purchaser shall be borne by the Seller so long as (i) the Purchaser’s metal account(s) is in a Designated Jurisdiction and (ii) the Purchaser has not requested a change in the method of delivery from the Original Method of Delivery.  If the Purchaser specifies the delivery to a jurisdiction other than a Designated Jurisdiction or changes the Original Method of Delivery, then it will be responsible for any additional costs and expenses resulting from such alteration(s) to the established delivery practices at such time.

(g)           The Seller hereby represents and warrants to, and covenants with, the Purchaser that, immediately prior to each Time of Delivery:

(i)            the Seller will be the sole legal and beneficial owner of the Refined Gold and Refined Silver delivered to the metal account(s) of the Purchaser;

(ii)           the Seller will have good, valid and marketable title to such Refined Gold and Refined Silver; and

(iii)          such Refined Gold and Refined Silver will be free and clear of all Encumbrances.

2.3                          Fixed Silver Recovery

Until the Step-Down Silver Ounces have been delivered to the Purchaser, if Deferred Silver Ounces arise during any Quarterly Measurement Period, then:

(a)           The aggregate Silver Cash Price to be paid by the Purchaser for all ounces of Refined Silver actually delivered and sold to the Purchaser on the corresponding Quarterly Delivery Date (the “Aggregate Silver Cash Price”) will be offset by an amount equal to the lesser of:

(i)            the Deferred Silver Amount, and

(ii)           the product of (A) x (B) x (C) where:

(A)          equals the Applicable Silver Price Percentage minus 10%, in each case expressed as a decimal,

(B)          is the number of ounces of Refined Silver delivered to the Purchaser in respect of the Quarterly Measurement Period, and

(C)          is the Silver Reference Price on the date that is two Business Days prior to such Quarterly Delivery Date,

the lesser of (i) and (ii) shall be referred to herein as the “Deferred Offset Amount”. Notwithstanding any such offset in respect of the ounces of Refined Silver actually delivered in respect of such Quarterly Measurement Period, the reduction to the Advance Payment made for such Quarterly Delivery Date pursuant to Section 2.6 shall be calculated as if the Silver Cash Price had not been offset in accordance with this Section 2.3(a) and otherwise without consideration of this Section 2.3(a).

(b)           Subject to Section 2.2(e), the Seller shall deliver Deferred Silver Ounces to the Purchaser on each subsequent Quarterly Delivery Date in which and to the extent that Actual Reference Silver that exceeds Payable Silver is available, on a ‘first in first out’ basis, until all Deferred Silver Ounces have been delivered to the Purchaser.  For greater certainty, the obligation to deliver Deferred Silver Ounces on any Quarterly Delivery Date shall be satisfied following delivery of Refined Silver in an amount equal to Payable Silver on such date.

(c)           On delivery of any Deferred Silver Ounces, the Purchaser shall pay the following for such Deferred Silver Ounces: (x) the Silver Purchase Price for the Quarterly Delivery Date in respect of which such Deferred Silver Ounces were actually delivered, plus (y) that portion of the Deferred Offset Amount applicable to such Deferred Silver Ounces delivered and sold on such Quarterly Delivery Date on a ‘first in first out’ basis.

(d)           At the sole discretion of the Seller, the obligation to sell and deliver Deferred Silver Ounces may be satisfied by the sale and delivery to the Purchaser of:

(i)            equivalent ounces of Refined Silver obtained by the Seller in accordance with Section 2.1(b), which ounces of Refined Silver are in excess of (x) Actual Reference Silver minus (y) all ounces of Refined Silver delivered to the Purchaser under any other provision of this Agreement, and all such ounces of Refined Silver sold and delivered to the Purchaser shall be subtracted from the outstanding Deferred Silver Ounces.  The Purchaser shall pay the Silver Purchase Price in connection with each ounce of Refined Silver delivered and sold to the Purchaser pursuant to this Section 2.3(d)(i). The Purchaser shall also pay the portion of the Deferred Silver Amount corresponding to the Deferred Silver Ounces delivered and sold pursuant to this Section 2.3(d)(i); or

(ii)           equivalent ounces of Refined Gold determined by multiplying (x) the Deferred Silver Ounces to be sold and delivered in Refined Gold pursuant to this Section 2.3(d)(ii) by (y) the Silver Reference Price on the date that is two Business Days prior to applicable Date of Delivery and dividing the product thereof by (z) the Gold Reference Price on the date that is two Business Days prior to the applicable Date of Delivery.  The Purchaser shall pay the Gold Purchase Price in connection with each ounce of Refined Gold delivered and sold to the Purchaser pursuant to this Section 2.3(d)(ii).  For the avoidance of doubt, any Refined Gold delivered and sold in lieu of Refined Silver in accordance with this Section 2.3(d)(ii) shall be counted towards the total ounces of Refined Silver delivered and sold for purposes of this Agreement and, on such basis, shall be subtracted from the outstanding Deferred Silver Ounces.  The Purchaser shall pay the portion of the Deferred Silver Amount corresponding to the Deferred Silver Ounces delivered and sold pursuant to this Section 2.3(d)(ii).

Notwithstanding the right of the Seller to satisfy its obligations to deliver Deferred Silver Ounces pursuant to this Section 2.3(d), the Seller shall be under no obligation to deliver Deferred Silver Ounces (whether in the form of Refined Silver or Refined Gold) unless and until the Project has produced and the Seller has received Actual Reference Silver (net of Payable Silver) sufficient to satisfy the obligation to sell and deliver Deferred Silver Ounces.

2.4                          Invoicing

(a)           The Seller shall notify the Purchaser in writing at least one Business Day before each delivery to the metal account(s) of the Purchaser:

(i)            the number of ounces of Refined Gold and/or Refined Silver to be delivered, as the case may be; and

(ii)           the expected Date of Delivery.

(b)           On the Date of Delivery, the Seller shall deliver to the Purchaser an invoice setting out:

(i)            the number of ounces of Refined Gold and/or Refined Silver delivered to the metal account(s) of the Purchaser;

(ii)           the Gold Purchase Price and/or the Silver Purchase Price for such Refined Gold and/or Refined Silver, as the case may be, including any adjustment in the Aggregate Silver Cash Price in respect of such Date of Delivery made pursuant to Section 2.3(a);

(iii)          the number of Accrued Ounces, Deferred Silver Ounces and Defaulted Ounces, if any;

(iv)          the aggregate Deferred Silver Amount accrued on such Date of Delivery, if any;

(v)           any Deferred Silver Amount payable by the Purchaser in respect of such Date of Delivery; and

(vi)          the balance of the Advance Payment (if any) in accordance with the formulae set out in Section 2.5 and Section 2.6.

2.5                          Gold Purchase Price

The Purchaser shall pay to the Seller a purchase price for each ounce of Refined Gold sold and delivered by the Seller to the Purchaser under this Agreement (the “Gold Purchase Price”) as follows:

(a)           prior to the Advance Payment Reduction Date, the Gold Purchase Price shall equal the Gold Reference Price on the date that is two Business Days prior to the Date of Delivery of ounces of gold and shall be payable as follows (i) the portion of the Gold Purchase Price that is equal to the Gold Cash Price shall be payable in cash in accordance with Section 2.7 and (ii) the portion of the Gold Purchase Price that exceeds the Gold Cash Price (the “Gold Unit Offset”) shall be payable by deduction from the Advance Payment until the uncredited balance of the Advance Payment has been credited and reduced to nil.  The aggregate amount by which the Advance Payment will be reduced upon payment by the Purchaser for Refined Gold pursuant to Section 2.7 shall be equal to the product of (y) the Gold Unit Offset multiplied by (z) the number of ounces of Refined Gold in such delivery; and

(b)           from and after the Advance Payment Reduction Date, the Gold Purchase Price shall equal the Gold Cash Price and shall be payable in cash in accordance with Section 2.7.

2.6                          Silver Purchase Price

Except as otherwise provided in Section 2.3(a), the Purchaser shall pay to the Seller a purchase price for each ounce of Refined Silver sold and delivered by the Seller to the Purchaser under this Agreement (the “Silver Purchase Price”) as follows:

(a)           prior to the Advance Payment Reduction Date, the Silver Purchase Price shall equal the Silver Reference Price on the date that is two Business Days prior to the Date of Delivery of ounces of silver and shall be payable as follows (i) the portion of the Silver Purchase Price that is equal to the Silver Cash Price shall be payable in cash in accordance with Section 2.7 and (ii) the portion of the Silver Purchase Price that exceeds the Silver Cash Price (the “Silver Unit Offset”) shall be payable by deduction from the Advance Payment until the uncredited balance of the Advance Payment has been credited and reduced to nil.  The aggregate amount by which the Advance Payment will be reduced upon payment by the Purchaser for Refined Silver pursuant to Section 2.7 shall be equal to the product of (y) the Silver Unit Offset multiplied by (z) the number of ounces of Refined Silver in such delivery; and

(b)           from and after the Advance Payment Reduction Date, the Silver Purchase Price shall equal the Silver Cash Price and shall be payable in cash in accordance with Section 2.7.

2.7                          Payment

The Purchaser shall pay the Gold Purchase Price and/or the Silver Purchase Price for each ounce of Refined Gold and/or Refined Silver delivered pursuant to this Agreement promptly and in any event no later than five Business Days from the Date of Delivery of such Refined Gold and/or Refined Silver, as the case may be, to a bank account of the Seller designated in accordance with Section 12.1.  Until the Advance Payment Reduction Date, the Seller shall record any applicable reduction of the Advance Payment effective as of the date of each corresponding payment of the Gold Cash Price and/or Silver Cash Price (as adjusted pursuant to Section 2.3(a)) by the Purchaser.

ARTICLE 3
ADVANCE PAYMENT AND CLOSING DELIVERABLES

3.1                          Advance Payment

In consideration for the sale and delivery to the Purchaser under and pursuant to the terms of this Agreement of ounces of Refined Gold and Refined Silver equal to Payable Gold and Payable Silver from the Seller in an amount calculated for each Quarterly Measurement Period during the Term, the Purchaser shall pay to the Seller on the Closing Date an advance payment in cash against, and solely as a prepayment of, the Gold Purchase Price and the Silver Purchase Price, in the amount of $610,000,000 (the “Advance Payment”) in accordance with the wire transfer instructions and bank account information provided by the Seller to the Purchaser at least three Business Days prior to the Closing Date.  No interest shall be payable by the Seller on or with respect to the Advance Payment.  Under no circumstances shall the Seller be required to return or refund any portion of the Advance Payment to the Purchaser.

3.2                          Use of the Advance Payment

The Seller may use the proceeds of the Advance Payment for general corporate purposes (including the repayment of the debt of any Barrick Group Entity).

3.3                          Conditions Precedent to the Payment of the Advance Payment

The Purchaser shall pay the Advance Payment to the Seller on the Closing Date after the satisfaction and fulfilment of each of the following conditions on or prior to the Closing Date (other than any conditions which have been waived in writing by the Purchaser on or before the Closing Date):

(a)           delivery by the Seller to the Purchaser of a certificate of status, good standing or compliance (or equivalent), for each Seller Group Entity, each issued by the relevant Governmental Authority dated no earlier than three Business Days prior to the Closing Date;

(b)           delivery by the Parent Company to the Purchaser of a certificate of status, good standing or compliance (or equivalent) for the Parent Company issued by the relevant Governmental Authority dated no earlier than three Business Days prior to the Closing Date;

(c)           delivery by each of the Seller and the Parent Company to the Purchaser of a certificate of a senior officer as to such Party’s constating documents; the resolutions of the board of directors or other comparable authority, as applicable, authorizing the execution, delivery and performance by such Party of this Agreement and the transactions contemplated hereby; the names, positions and true signatures of the persons authorized to sign this Agreement on behalf of such Party; that the representations and warranties made by such Party under this Agreement are true and correct in all material respects on the Closing Date (other than the Seller Fundamental Representations, the Parent Company Fundamental Representations and any other representations and warranties made by such Party that are qualified by “materiality” or “Material Adverse Effect”, which representations are true and correct in all respects on the Closing Date) and such other matters pertaining to the transactions contemplated hereby as the Purchaser may reasonably require;

(d)           the Reorganization has been completed in accordance with the step plan attached to the Disclosure Letter, and delivery by the Parent Company to the Purchaser of a certificate certifying thereto;

(e)           delivery by the Seller and the Parent Company to the Purchaser of favourable opinions, in form and substance satisfactory to the Purchaser, acting reasonably, from external Cayman Islands and Canadian legal counsel, as applicable, to each of the Seller and the Parent Company as to: (i) its legal status; (ii) its power and capacity to execute, deliver and perform this Agreement; and (iii) the due execution and delivery of this Agreement and the enforceability of this Agreement against it;

(f)            delivery by the Seller and the Parent Company to the Purchaser of a certified copy of the passport of each individual who executes this Agreement on behalf of the Seller and the Parent Company;

(g)           delivery of a power of attorney and notice to account bank (collectively, the “Power of Attorney”), each executed by the Seller and, where applicable acknowledged and confirmed by the account bank at which the Collection Account is maintained (the “Account Bank”), in substantially the forms attached hereto as Schedule H, with such changes as may be required by such Account Bank in order to have such Account Bank acknowledge and recognize such power of attorney.  In furtherance of the foregoing, the Purchaser and the Seller hereby agree to work together, in good faith and in a commercially reasonable manner, with such Account Bank on an expeditious basis to accommodate any requirements that such Account Bank may have with a view to settling final forms of such documents for execution and delivery, provided that both the Purchaser and Seller agree that such changes may not alter the scope of, or the Purchaser’s effective right to exercise, the remedies of the Purchaser set out in Section 11.2(a); and

(h)           delivery by the Seller to the Purchaser of a statement as to the cash balance of the Collection Account as of the Closing Date.

3.4                          Conditions Precedent in Favour of the Seller

The Seller shall not be required to perform its obligations under Sections 2.1(a), 2.2 or 2.3 or Article 5 until after the satisfaction by the Purchaser (or, in respect of Section 3.4(d) only, by the Parent Company and the Seller) of each of the following conditions on or prior to the Closing Date (other than any conditions which have been waived in writing by the Seller or the Parent Company on or before the Closing Date):

(a)           delivery by the Purchaser to the Seller and the Parent Company of a certificate of status, good standing or compliance (or equivalent) of the Purchaser issued by the relevant Governmental Authority dated no earlier than three Business Days prior to the Closing Date;

(b)           delivery by the Purchaser to the Seller and the Parent Company of a certificate of a senior officer of the Purchaser as to its constating documents; the resolutions of the board of directors authorizing the execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby; the names, positions and true signatures of the persons authorized to sign this Agreement on behalf of the Purchaser; that the representations and warranties made by the Purchaser under this Agreement are true and correct in all material respects on the Closing Date (other than the Purchaser Fundamental Representations and any other representations and warranties made by the Purchaser that are qualified by “materiality” or “material adverse effect”, which representations are true and correct in all respects on the Closing Date); and such other matters pertaining to the transactions contemplated hereby as the Seller may reasonably require;

(c)           delivery by the Purchaser to the Seller and the Parent Company of favourable opinions, in form and substance satisfactory to the Seller, acting reasonably, from external Canadian and Swiss legal counsel to the Purchaser, as to: (i) its legal status; (ii) its power and capacity to execute, deliver and perform this Agreement; and (iii) the due execution and delivery of this Agreement and the enforceability of this Agreement against it;

(d)           the Reorganization has been completed in accordance with the step plan attached to the Disclosure Letter;

(e)                                  the notice to Account Bank contained in the Power of Attorney, duly executed by an authorized officer of the Purchaser; and

(f)                                   delivery by the Purchaser to the Seller of the Advance Payment, delivered pursuant to Section 3.1, via wire transfer of immediately available funds.

3.5                                                                               Satisfaction of Conditions Precedent

(a)                                 Each Party shall use all reasonable best efforts and take all reasonable action as may be necessary or advisable to satisfy and fulfil all the conditions set forth in Section 3.3 and Section 3.4, as applicable, as promptly as reasonably practicable.  The Parties shall co-operate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

(b)                                 If the conditions set forth in Section 3.3 have not been satisfied on or before the date that is 90 days after the date hereof, or such longer period as may be agreed by the Parties in writing, then the Purchaser shall have the right to terminate this Agreement upon ten days’ prior written notice to the Seller and the Parent Company without any liability; provided that each Party shall continue to be liable for any breach of this Agreement that occurred prior to such termination.  Each of the conditions set forth in Section 3.3 is for the exclusive benefit of the Purchaser and may only be waived by the Purchaser in its sole discretion.

(c)                                  If the conditions set forth in Section 3.4 have not been satisfied on or before the date that is 90 days after the date hereof, or such longer period as may be agreed by the Parties in writing, then the Seller and the Parent Company shall have the right to terminate this Agreement upon ten days’ prior written notice to the Purchaser without any liability; provided that each Party shall continue to be liable for any breach of this Agreement that occurred prior to such termination.  Each of the conditions set forth in Section 3.4 is for the exclusive benefit of the Seller and the Parent Company and may only be waived by them in their sole discretion.

ARTICLE 4
TERM

4.1                                                                               Term

The term of this Agreement shall commence on the date hereof and, subject to Section 3.5(b) (Satisfaction of Conditions in Favour of the Purchaser), Section 3.5(c) (Satisfaction of Conditions in Favour of the Seller), Section 11.2 (Purchaser Remedies) and Section 11.4 (Seller Remedies), shall continue until the date that is 40 years after the date of this Agreement (the “Initial Term”). The Purchaser may terminate this Agreement at the end of the Initial Term by providing the Seller and the Parent Company, not less than 30 days prior to the expiry of the Initial Term, with written notice of its intention to terminate. If the Purchaser has not provided such notice prior to the expiry of the Initial Term, then this Agreement shall continue in full force and effect for successive ten year periods unless and until the Purchaser provides written notice to the Seller and the Parent Company terminating this Agreement not less than 30 days prior to the expiry of the then current term; provided that if there has been no active exploration, development, mining or processing operations at the Project (including, for greater certainty, where such inactivity is the result of an Act of Expropriation) during the entirety of any subsequent term, this Agreement shall automatically terminate at the end of the then applicable term.  In the event of termination of this Agreement by the Seller in accordance with the terms of this Agreement for any reason, the Parties agree that the Power of Attorney shall be wholly and automatically terminated and released concurrently with the termination of this Agreement and the Purchaser shall forthwith notify the Account Bank of the revocation and termination of such Power of Attorney. In the event of termination of this Agreement by the Purchaser, the Purchaser agrees that the Power of Attorney shall be wholly and automatically terminated and released upon satisfaction in full of all obligations of the Seller to the Purchaser to which the Power of Attorney relates and the Purchaser shall forthwith thereafter notify the Account Bank of the revocation and termination of such Power of Attorney.

ARTICLE 5
REPORTING; BOOKS AND RECORDS

5.1                                                                               Reporting

During the Term, the Seller shall deliver to the Purchaser such information and reports as may be agreed in writing by the Seller and the Purchaser from time to time.

5.2                                                                               Books and Records; Audits

The Seller shall cause the Owner and Project Holdco to keep true, complete and accurate Books and Records, as required by Applicable Laws and/or applicable accounting requirements and accepted practices in the international mining industry.  The Seller shall cause the Owner and Project Holdco to permit the Purchaser and its authorized representatives and agents to perform audits or other reviews and examinations of their Books and Records from time to time, solely for the purpose of confirming compliance with the terms of this Agreement, including the determination of Payable Gold and Payable Silver at mutually agreeable times during regular business hours, at the Purchaser’s sole risk and expense and upon 15 Business Days’ notice, provided that the Purchaser and its authorized representatives or agents will not exercise such rights more often than once in any calendar year absent the ongoing existence of a Seller Event of Default or absent a deficiency identified during such audit or review.  The Purchaser shall diligently complete any audit or other examination permitted hereunder.  Any disputes arising out of the Purchaser’s audit rights in this Section 5.2 shall be resolved in accordance with Section 13.2.  For greater certainty, the Books and Records and all information derived therefrom shall be subject to Section 6.12.

5.3                                                                               Inspections

(a)                                 Upon no less than ten Business Days’ notice to the Seller, and subject at all times to the workplace rules and supervision of the Owner, and provided any rights of access do not interfere with any exploration, development, mining or processing work conducted at the Project, the Seller shall grant, or cause to be granted, to the Purchaser and its representatives and agents, at mutually agreeable times during normal business hours and at the Purchaser’s sole risk and expense, the right to access the Project to monitor the Seller’s compliance with the terms and conditions of this Agreement, to receive information reasonably required to assist the Purchaser’s general understanding of the operations of the Project and to prepare on behalf of the Purchaser or any of its Affiliates any technical report in accordance with NI 43-101 and as otherwise required by Applicable Laws.  The Purchaser shall be responsible for injuries to, or damages suffered by, the Purchaser and its representatives or agents while visiting the Project unless such injuries and damages are caused by the negligence or wilful misconduct of a Seller Group Entity or its Affiliates or representatives.

(b)                                 The Purchaser agrees to comply, and to cause each of its Affiliates and representatives to comply, with applicable federal, state, municipal and local safety laws and regulations and the rules and requirements of the Parent Company’s safety and health program (provided that the Seller provides advance notice to the Purchaser of such rules and requirements), during the course of any such inspection conducted in accordance with Section 5.3(a).

(c)                                  For the avoidance of doubt, any information obtained by the Purchaser or its representatives pursuant to this Section 5.3 shall be subject to the confidentiality obligations contained in Section 6.12.

ARTICLE 6
COVENANTS

6.1                                                                               Conduct of Operations

(a)                                 All decisions regarding the Project, including all decisions regarding the methods, extent, times, procedures and techniques of any: (i) exploration, development and mining related to the Project, including spending on Permitted Capital Projects; (ii) leaching, milling, processing or extraction; (iii) subject to Section 6.2, materials to be introduced on or to the Project; and (iv) except as expressly provided in this Agreement, sales of Minerals and terms thereof shall be made by the Owner, in its sole discretion, it being acknowledged by the Parties that such decisions will be made based on gold being the primary metal mined and silver being a by-product of the Project.  Without limiting the generality of the foregoing, the Owner shall be permitted to amend the Mine Plan for the Project at any time and from time to time in its sole discretion, provided that it is acting in a commercially prudent manner and consistent with accepted mining practice.  For the avoidance of doubt, subject to Section 6.1(c), nothing in this Agreement shall restrict or prevent the Owner from placing the Project on care and maintenance or from ceasing or suspending operations at any time and from time to time when the Owner determines that it is reasonable or fiscally prudent to do so.

(b)                                 Notwithstanding Section 6.1(a), the Seller shall ensure at all times during the Term that the Owner carries out and performs all mining operations and activities at the Project in a commercially reasonable manner, and in material compliance with the Shareholders Agreement, the Special Lease Agreement, the Project Financing, any Project Financing Permitted Indebtedness, any Additional Permitted Indebtedness and Applicable Laws (including, for greater certainty, all applicable environmental laws), permits and orders of any Governmental Authority applicable to it, licences and agreements, and in a manner that is consistent with sound exploration, mining, processing, engineering and environmental practices accepted in the international mining industry, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(c)                                  Notwithstanding Section 6.1(a), no Seller Group Entity shall consider the economic effect of this Agreement (i) in any Resource or Reserve determination, mine design, mine planning or mine development, (ii) in any studies, analyses or decision regarding the nature or location of the ore to be mined on, the sequence of mining operations on or any related financing of, the Project or (iii) in any determination to operate, modify, suspend or terminate the Project’s silver recovery circuit.

(d)                                 Subject to Section 12.2 and Applicable Laws, the Seller shall at all times during the Term pay, and cause the Owner to pay, its Taxes, including all fees or other amounts required to maintain the Project, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, or (ii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

(e)                                  Without limiting the generality of Section 6.1(a), the Seller shall ensure that Project Holdco does not stockpile Reference Gold or Reference Silver, and the Owner does not, unless required by Applicable Laws, stockpile doré or retain cash or Refined Gold and/or Refined Silver in the Dominican Republic, in either case in amounts above those which would be ordinary course business practice.

(f)                                   Subject to the final sentence of Section 6.1(a), the Seller shall ensure that the Owner keeps in good standing all permits, and orders of any Governmental Authority applicable to it, licences, approvals and mineral tenure that are material to operation of the Project, the absence of which would reasonably be expected to result in a Material Adverse Effect.

6.2                                                                               Commingling; No Toll Processing

The Seller shall ensure at all times during the Term that the Owner does not process Other Minerals in priority to, or commingle Other Minerals with, Minerals from the Project, unless (i) the Owner has adopted and employs reasonable practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors for Minerals and Other Minerals, and keeps appropriate records in this regard, and (ii) the Seller agrees in writing to either mitigate or make deliveries to the Purchaser sufficient to compensate the Purchaser for any impact which the Purchaser can demonstrate was suffered or incurred by the Purchaser due solely to processing delays or reduced recoveries caused by such Other Minerals being processed in priority to, or commingled with, the Minerals.  The Seller shall ensure at all times during the Term that no Seller Group Entity shall (i) sell unprocessed whole ore from the Fiscal Reserve or (ii) enter into any agreement with any other person to toll process whole ores from the Fiscal Reserve at facilities owned by third parties on behalf of any Seller Group Entity, in each case without the prior written consent of the Purchaser, which consent may not be unreasonably withheld, conditioned or delayed.

6.3                                                                               Preservation of Corporate Existence

Subject to Section 6.8, (a) the Seller shall do and cause to be done all things necessary or advisable to maintain its corporate existence and (b) the Seller shall at all times during the Term ensure that the Owner and Project Holdco do all things necessary or advisable to maintain their corporate existence.

6.4                                                                               Offtake Agreements

(a)                                 The Seller shall cause all terms and conditions relating to gold or silver, to the extent affecting the Purchaser’s rights, entitlements or benefits to Refined Gold or Refined Silver, of any Offtake Agreements entered by a Seller Group Entity to be on commercially reasonable arm’s length terms and conditions for concentrates or doré similar in make-up and quality to those derived from the Project; provided that this Section 6.4(a) shall not restrict or limit the ability of the Seller Group Entities to enter into Offtake Agreements for Minerals other than gold or silver.  The Seller shall provide a copy of any Offtake Agreement to the Purchaser upon request from time to time, unless the Seller is restricted from doing so pursuant to the terms of such Offtake Agreement.

(b)                                 The Seller shall take commercially reasonable steps to enforce, and shall cause each Seller Group Entity that is a party to an Offtake Agreement to take reasonable steps to enforce its rights and remedies under such Offtake Agreements with respect to any breaches of the terms or conditions thereof relating to the timing and amount of any Offtaker Payment to be made thereunder for Reference Gold or Reference Silver.  The Seller shall notify the Purchaser in writing when any dispute arising out of or in connection with any such Offtake Agreement is commenced and shall provide the Purchaser with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel with respect to such dispute, as the case may be.

6.5                                                                               Insurance

(a)                                 The Seller shall cause the Owner to maintain with reputable insurance companies, insurance with respect to the Project and the operations conducted on and in respect of the Project against such casualties and contingencies and of such types and in such amounts as is customary in the international mining industry in the case of similar operations.

(b)                                 The Seller shall cause the Owner and/or Project Holdco to ensure that each shipment of Reference Gold or Reference Silver from the Project is adequately insured in such amounts and with such coverage as is customary in the mining industry, until the time that risk of loss and damage for such gold or silver is transferred to the Offtaker.

(c)                                  The Parent Company and the Seller, acting reasonably, shall not at any time do or omit to do anything, or cause anything to be done or omitted to be done, whereby any insurance required to be effected hereunder would, or would be likely to, be rendered void or voidable or suspended, impaired or defeated in whole or in part.

(d)                                 Where a Seller Group Entity receives payment under any insurance policy in respect of a Lot of Reference Gold or Reference Silver that is lost or damaged before the risk of loss or damage is transferred to the Offtaker, (x) such payment shall be allocated between the Seller and the Purchaser in proportion to their respective interests, as determined below, and (y) the portion of the payment allocated to the Purchaser shall be used to purchase Refined Gold and/or Refined Silver for sale and delivery to the Purchaser in the following manner:

(i)                                     the proceeds shall be allocated between gold and silver (and the Purchaser’s interest therein shall be) in proportion to the relative value of the Payable Gold and Payable Silver (as proportions of the Reference Gold and Reference Silver) that was subject to loss or damage, based on the Gold Reference Price and Silver Reference Price on the Business Day immediately preceding the date on which the proceeds were received by a Seller Group Entity;

(ii)                                  the amount of Refined Gold deliverable to the Purchaser shall be determined by dividing the portion of the proceeds allocated to the purchase of gold in accordance with Section 6.5(d)(i) by the Gold Reference Price on the date that the proceeds were received by a Seller Group Entity;

(iii)                               the amount of Refined Silver deliverable to the Purchaser shall be determined by dividing the portion of the proceeds allocated to the purchase of silver in accordance with Section 6.5(d)(i) by the Silver Reference Price on the date that the proceeds were received by a Seller Group Entity; and

(iv)                              the Refined Gold and/or Refined Silver determined in accordance with Sections 6.5(d)(ii) and 6.5(d)(iii) shall, subject to Section 2.2(e), be deliverable for sale to the Purchaser on the Quarterly Delivery Date following the Quarterly Measurement Period during which such insurance payment was received by a Seller Group Entity and the Purchaser shall pay the Gold Purchase Price and/or the Silver Purchase Price, as applicable, within five Business Days of such delivery.

Ounces of Refined Gold and Refined Silver deliverable to the Purchaser pursuant to this Section 6.5(d) shall constitute Payable Gold or Payable Silver, as applicable, for all purposes of this Agreement.

6.6                                                                               Segregated Collection Account

(a)                                 During the Term, the Seller shall establish and maintain a segregated account located in London, England with a financial institution of international standing including Citibank, JP Morgan, The Toronto-Dominion Bank or Bank of America, or such other financial institution as may be agreed by the Purchaser, acting reasonably (the “Collection Account”) into which will be deposited:

(i)                                     all amounts receivable by the Seller in respect of (A) Distributions from Project Holdco or the Owner; (B) payments made in connection with an Act of Expropriation; (C) compensation paid *[Redacted]* as proceeds of

*[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

insurance pursuant to Section 6.5; and (D) any proceeds from a liquidation of the Owner, the Project or Project Holdco; and

(ii)                                  within one Business Day after the Closing Date, such portion of the Advance Payment as is required (in addition to the balance, if any, in the Collection Account prior to such funding) to be deposited by the Seller in the Collection Account such that the Collection Account contains the amount estimated by the Seller as of the Closing Date to be required to purchase 100% of the Refined Gold and Refined Silver equal to Payable Gold and Payable Silver, respectively, projected to be required to be sold and delivered to the Purchaser on the first Quarterly Delivery Date following the Closing Date (the “Closing Minimum Cash Amount”).  The gold and silver prices to be used in connection with the determination of the Closing Minimum Cash Amount shall be the Average Metal Prices for the most recent fiscal quarter of the Parent Company ending prior to the Closing Date. For greater certainty, the Closing Minimum Cash Amount shall not be used for any purpose other than funding the obligations of the Seller under this Agreement.

(b)                                 At any time following the occurrence and during the pendency of a Seller Event of Default, the Purchaser shall have sole control over the Collection Account pursuant to the Power of Attorney and may, subject to Section 11.2(a)(iii), use the funds in the Collection Account for the sole purpose of purchasing Refined Gold and Refined Silver in such amounts and in such manner as satisfies the Seller’s then current obligations under this Agreement.  As between the Purchaser and the Seller, nothing in the Power of Attorney or the notice to Account Bank contained in the Power of Attorney and delivered in connection therewith shall expand the rights of the Purchaser with respect to the Collection Account, and the proceeds contained therein, beyond what is permitted under this Section 6.6(b).  In the event of any inconsistency between the Power of Attorney and the notice to Account Bank contained in the Power of Attorney, on the one hand, and this Agreement, on the other hand, the terms of this Agreement shall be paramount and shall govern the rights and remedies of the Parties in all circumstances.

(c)                                  Notwithstanding the foregoing, the Seller may, at its discretion, establish and maintain a metals account(s), which account(s) shall also constitute an additional Collection Account for all purposes of this Agreement, into which the Seller may receive deliveries of Refined Gold and Refined Silver from Project Holdco in accordance with Section 6.6(a).  Any metals account of the Seller opened pursuant to this Section 6.6(c) shall be subject to all of the restrictions on Distributions therefrom set out in Section 6.7 and shall be treated, for all purposes of this Agreement (including, for greater certainty, in determining whether the Seller has satisfied its obligations under Section 6.7(a) or 6.7(b), as applicable), as part of the cash Collection Account established pursuant to Section 6.6(a).  The Seller may, at its option, use Refined Gold and Refined Silver contained in any account opened pursuant to this Section 6.6(c) to satisfy all or any part of its obligations to the Purchaser under this Agreement from time to time.

(d)                                 In the event that either (i) the Account Bank no longer wishes to maintain the Collection Account or advises either the Seller or the Purchaser of its unwillingness to continue to recognize or abide by the Power of Attorney or (ii) the Seller advises the Purchaser that it no longer wishes to maintain the Collection Account at the Account Bank, the Seller and the Purchaser shall work together, in good faith, to select a new bank in London, England acceptable to both parties, acting in a commercially reasonable manner, and to work with such bank on an expeditious basis to accommodate any requirements that such account bank may have with a view to settling final forms of such documents for execution and delivery; provided that both the Purchaser and the Seller agree that such changes may not alter the scope of, or the Purchaser’s effective right to exercise, the remedies of the Purchaser set out in Section 11.2(a) and in such case, the Seller shall execute and deliver to the Purchaser promptly upon settlement of the form thereof a new Power of Attorney in connection with the new Collection Account, after which such new account bank shall be deemed to be the Account Bank for all purposes of this Agreement; provided, further that Seller shall use its reasonable best efforts to cause such new Power of Attorney to be executed and delivered, and acknowledged and confirmed by the new Account Bank, and such new Collection Account to be established no later than 15 Business Days following the ineffectiveness of the then existing Power of Attorney or closing of the then existing Collection Account.

(e)                                  Notwithstanding the terms of the Power of Attorney, the Purchaser hereby agrees that it will not exercise any rights under the Power of Attorney or give any notice to the Account Bank in connection therewith except following the occurrence of and during the pendency of a Seller Event of Default and then for the sole purpose of withdrawing funds from the Collection Account to purchase the Substitute Metals in accordance with the terms and conditions of Section 11.2(a)(iii) and for no other purpose.  The Purchaser shall provide the Account Bank with notice forthwith following the time at which a Seller Event of Default is no longer continuing to the effect that the Account Bank may once again take instructions from the Seller with respect to the Collection Account.  In addition, (i) the Purchaser hereby acknowledges that the Seller will suffer irreparable harm from any exercise of such Power of Attorney not expressly permitted by this Agreement and shall be entitled to seek injunctive relief, whether under the laws of the Province of Ontario, the United Kingdom or otherwise to prevent such improper exercise and to exercise any other remedy or recourse available to the Seller at law or in equity in connection therewith and (ii) the Seller hereby acknowledges that the Purchaser will suffer irreparable harm from any actions or omissions of the Seller that prevent the full exercise by the Purchaser of the Power of Attorney as expressly permitted by this Agreement and the Purchaser shall be entitled to seek injunctive relief, whether under the laws of the Province of Ontario, the United Kingdom or otherwise to prevent such improper actions or omissions and to exercise any other remedy or recourse available to the Purchaser at law or in equity in connection therewith.

6.7                                                                               Restrictions on Distributions From Collection Account

(a)                                 Prior to the repayment and cancellation of the Project Financing, the Seller shall not make Distributions out of the Collection Account unless:

(i)                                     following receipt of Distributions made at any time during the 30 day period following the August 15 Restricted Payment Date in each year during the Term, the Collection Account contains proceeds on the September 15 Quarterly Delivery Date estimated by the Seller (acting reasonably) to be required, after taking into account any proceeds then on deposit in the Collection Account, to purchase and deliver sufficient quantities of Refined Gold and Refined Silver in respect of the Quarterly Measurement Periods ending on August 31 and November 30 in such year; and

(ii)                                  following receipt of Distributions made at any time during the 30 day period following the February 15 Restricted Payment Date in each year during the Term, the Collection Account contains proceeds on the March 15 Quarterly Delivery Date estimated by the Seller (acting reasonably) to be required, after taking into account any proceeds then on deposit in the Collection Account, to purchase and deliver sufficient quantities of Refined Gold and Refined Silver in respect of the Quarterly Measurement Periods ending on February 28 (or February 29 in the case of a leap year) and May 31 in such year.

(b)                                 After the repayment and cancellation of the Project Financing, the Seller shall not make Distributions out of the Collection Account unless, after giving effect to such Distributions, the Collection Account contains proceeds estimated by the Seller (acting reasonably) to be required to satisfy projected deliveries of Refined Gold and Refined Silver on the immediately following Quarterly Delivery Date.  Upon the incurrence of any Additional Permitted Indebtedness, for so long as such Additional Permitted Indebtedness remains outstanding, the (i) Seller shall ensure that the terms of any such Additional Permitted Indebtedness do not prohibit quarterly Distributions to the Seller and (ii) the Seller shall not make Distributions out of the Collection Account unless, after giving effect to such Distributions, the Collection Account contains proceeds estimated by the Seller (acting reasonably) to be required to satisfy projected deliveries of Refined Gold and Refined Silver to the Purchaser for both the immediately following Quarterly Delivery Date and the Quarterly Delivery Date subsequent thereto.

(c)                                  The gold and silver prices to be used in connection with the determination of the proceeds estimated by the Seller to be required to satisfy projected deliveries of Refined Gold and Refined Silver for any Quarterly Measurement Period shall be the Average Metal Prices.

(d)                                 Notwithstanding Section 6.7(a) and Section 6.7(b):

(i)                                     the Seller shall not make Distributions out of the Collection Account if and while there are Accrued Ounces;

(ii)                                  while there are Deferred Silver Ounces, the Seller shall maintain in the Collection Account the aggregate outstanding Silver Holdback Amount in addition to the amounts required to be held in the Collection Account pursuant to Section 6.7(a) and Section 6.7(b); and

(iii)                               if there exist any Defaulted Ounces at the time of a Purchaser Event of Default described in Section 11.3(b), then, for so long as the Purchaser Event of Default is continuing, the Seller shall maintain in the Collection Account an amount of cash equal to the sum of (x) the product of (A) the number of Defaulted Ounces of Refined Gold multiplied by (B) the Gold Reference Price on the date of such Purchaser Event of Default multiplied by (C) one minus the Applicable Gold Price Percentage (expressed as a decimal) plus (y) the product of (A) the number of Defaulted Ounces of Refined Silver multiplied by (B) the Silver Reference Price on the date of such Purchaser Event of Default multiplied by (C) one minus the Applicable Silver Price Percentage (expressed as a decimal).

(e)                                  Proceeds in the Collection Account shall be applied in the following priority:  (i) first, to deliver to the Purchaser Defaulted Ounces, (ii) second, to deliver to the Purchaser Accrued Ounces, (iii) third, as of any Quarterly Delivery Date, to deliver to the Purchaser ounces of Refined Gold and Refined Silver equal to Payable Gold and Payable Silver, respectively, due on such Quarterly Delivery Date, (iv) fourth, subject to Section 2.3, to deliver to the Purchaser Deferred Silver Ounces, and (v) fifth, subject to Section 6.7(a), Section 6.7(b) and Section 6.7(d), for Distributions.  Notwithstanding anything else in this Section 6.7(e), the inability to deliver Deferred Silver Ounces pursuant to Section 2.3 shall not prevent Distributions from the Collection Account provided that, in addition to any amounts required to be in the Collection Account pursuant to Section 6.7(a) and Section 6.7(b), there shall also be in the Collection Account funds equal to the aggregate outstanding Silver Holdback Amount after giving effect to any such Distributions.

(f)                                   For the avoidance of doubt, nothing herein requires, and the Seller does not covenant hereby, that the amount of funds in or credited to the Collection Account shall be sufficient to satisfy the Seller’s delivery obligations hereunder to the Purchaser as and when due.

6.8                                                                               Transfers and Change of Control

(a)                                 The Seller shall not Transfer, in whole or in part, its rights or obligations under this Agreement without the consent of the Purchaser, except in connection with:

(i)                                     the direct or indirect sale by a Barrick Group Entity of its entire interest in the Project or a Change of Control of a Seller Group Entity in accordance with Section 6.8(b) or 6.8(c); provided however that, in each such case, the transferee (or the Affiliate of the transferee who is the assignee of this Agreement) is an Eligible Transferee and assumes in favour of the Purchaser all of the obligations of the Seller under this Agreement and grants in favour of the Purchaser a power of attorney that has been acknowledged and confirmed by the new account bank in substance substantially similar to the Power of Attorney and acknowledgement of the existing Account Bank pursuant to one or more agreements or documents in form and substance satisfactory to the Purchaser, acting reasonably; or

(ii)                                  a Transfer to a Barrick Group Entity of all of the Seller’s rights and obligations under this Agreement in whole, provided that immediately following such Transfer:

(A)                               the transferee is a direct or indirect holder of the Barrick PV Interest and is not a Restricted Person in relation to the Purchaser;

(B)                               the transferee is also the transferee of all of the outstanding Seller Shareholder Loans;

(C)                               there is no increase in any Tax payable by the Purchaser as determined with reference to the Tax laws in effect or proposed at the time of such proposed Transfer;

(D)                               the Parent Company continues to the bound by this Agreement following the Transfer; and

(E)                                the transferee grants in favour of the Purchaser a power of attorney that has been acknowledged and confirmed by the new account bank in substance substantially similar to the Power of Attorney and acknowledgement of the existing Account Bank pursuant to one or more agreements or documents in substance satisfactory to the Purchaser, acting reasonably.

(b)                                 Except for the sale of Minerals produced from the Project, the disposition of assets pursuant to an enforcement action by the Existing Lenders or the disposition of equipment that is obsolete or otherwise not material to the Project, the Parent Company shall not, and shall cause each of its subsidiaries not to: (X) Transfer any direct or indirect economic interest in the Owner or the Project, (Y) permit a Change of Control of a Seller Group Entity, or (Z) permit the Owner to sell material Project assets outside of the ordinary course of business, unless:

(i)                                     the Parent Company or the Seller shall have provided the Purchaser with at least 30 days prior written notice of the proposed Transfer, Change of Control or sale;

(ii)                                  the entire Barrick PV Interest in Project Holdco and the Owner, or all of the Project assets (other than leased personal property that is not material to the Project assets that, by the terms of the lease, may not be transferred), are Transferred to the same transferee;

(iii)                               (X) the transferee is not a Restricted Person in relation to the Purchaser and (Y) if such transfer or sale results in such third party having a majority or operating control of the Project, such transferee has sufficient financial resources, and demonstrable mining, engineering, metallurgical, maintenance and other technical expertise consistent with the skills necessary to operate the Project in accordance with accepted practices in the international mining industry (any such transferee, an “Eligible Transferee”);

(iv)                              the Eligible Transferee specifically acknowledges and assumes in favour of the Purchaser all of the obligations of the Parent Company and/or the Seller under this Agreement and if the existing Power of Attorney is no longer effective, grant in favour of the Purchaser a power of attorney that has been acknowledged and confirmed by the new account bank in substance similar to the Power of Attorney and acknowledgement of the existing Account Bank pursuant to one or more agreements or documents in form and substance substantially satisfactory to the Purchaser, acting reasonably, and agrees to use reasonable best efforts to obtain the acknowledgement of the account bank with respect to such power of attorney;

(v)                                 there is no increase in any Tax payable by the Purchaser as determined with reference to the Tax laws in effect or proposed at the time of such proposed Transfer or Change of Control; provided that the Parties will co-operate in good faith so as to not adversely affect the Tax payable by another Party; and

(vi)                              there is no Seller Event of Default (or an event which with notice or lapse of time or both would become a Seller Event of Default) that has occurred and is continuing.

(c)                                  Nothing in this Section 6.8 shall prevent a Barrick Group Entity from:

(i)                                     effecting an internal transfer or reorganization of any Seller Group Entity or the Project (including by way of consolidation, amalgamation, merger, reorganization, reincorporation, dissolution, reconstitution or continuance), provided that in each case:

(A)                               the entire Barrick PV Interest continues to be held directly by the Parent Company or another Barrick Group Entity;

(B)                               at the time of any consolidation, amalgamation, merger, reorganization, reincorporation, dissolution, reconstitution or continuance of the Seller, the resulting, surviving or transferee entity assumes in favour of the Purchaser all the obligations of the Seller under this Agreement and if the existing Power of Attorney is no longer effective, grant in favour of the Purchaser a power of attorney in substance substantially similar to the Power of Attorney pursuant to one or more agreements in form and substance satisfactory to the Purchaser, acting reasonably, and agrees to use reasonable best efforts to obtain the acknowledgement of the account bank with respect to such power of attorney;

(C)                               the Seller (or any successor thereto) or the transferee is the Parent Company or a direct or indirect subsidiary of the Parent Company and is not a Restricted Person in relation to the Purchaser;

(D)                               the Seller (or any successor thereto) or the transferee, as applicable, continues to own all of the Seller Shareholder Loans; and

(E)                                there is no increase in any Tax payable by the Purchaser as determined with reference to the Tax laws in effect or proposed at the time of such internal transfer; provided, however, that an internal reorganization that gives rise to increased Tax liability on the part of the Purchaser shall be permitted provided that the Seller agrees in writing to indemnify and save the Purchaser harmless from and against any such adverse Tax consequences suffered or incurred as a result of the internal transfer or reorganization; or

(ii)                                  Subject to Section 6.8(c)(iii), transferring all or any portion of its interest in the Project (either directly or indirectly) to the Existing Partner (or a subsidiary thereof) provided that:

(A)                               such interest shall be subject to this Agreement;

(B)                               the Existing Partner (or a subsidiary thereof) shall become a party to this Agreement and shall provide a power of attorney substantially in the form of the Power of Attorney, each on terms satisfactory to the Purchaser, acting reasonably;

(C)                               the Existing Partner (or subsidiary thereof, if applicable) is not a Restricted Person in relation to the Purchaser;

(D)                               there is no increase in any Tax payable by the Purchaser as determined with reference to the Tax laws in effect or proposed at the time of such Transfer; provided that the Parties will co-operate in good faith so as to not adversely affect the Tax payable by another Party; and

(E)                                if the Existing Partner (or a subsidiary thereof) acquires operating control of the Project as a result of a transfer contemplated by this Section 6.8(c)(ii), it specifically acknowledges and assumes (and, if applicable, will cause its subsidiary to acknowledge and assume), covenants that are substantially equivalent to the covenants in Sections 6.1 to 6.5 (in which case the Seller shall cease to be bound by such covenants).

(iii)                               transferring to any person a portion of the Barrick PV Interest unencumbered by the rights of the Purchaser under this Agreement such that the Barrick PV Interest is reduced to not less than 50%, provided that:

(A)                               the Parent Company or the Seller shall have provided the Purchaser with at least 30 days’ prior written notice of such proposed Transfer;

(B)                               the transferee is not a Restricted Person in relation to the Purchaser;

(C)                               following such Transfer the Project is operated by a Seller Group Entity or the Existing Partner or an Affiliate thereof;

(D)                               there are no Defaulted Ounces, Accrued Ounces or Deferred Silver Ounces at the time of the Transfer;

(E)                                there is no increase in any Tax payable by the Purchaser as determined with reference to the Tax laws in effect or proposed at the time of such proposed Transfer; provided that the Parties will co-operate in good faith so as to not adversely affect the Tax payable by another Party; and

(F)                                 there is no Seller Event of Default (or an event which with notice or lapse of time or both would become a Seller Event of Default) that has occurred and is continuing.

For greater certainty, following a Transfer pursuant to this Section 6.8(c)(iii) the Seller shall continue to be responsible for all of its obligations under Article 2 (except to the limited extent provided for in Section 2.3) as if (I) the Barrick PV Interest continues to be equal to the Barrick PV Interest prior to such Transfer and (II) the entitlement of the Seller to Minerals (or the proceeds thereof, as applicable) is unchanged as a result of such Transfer.

6.9                                                                               Other Covenants of the Seller

(a)                                 Subject to the requirements of Applicable Laws, the Project Financing, any Project Financing Permitted Indebtedness, any Additional Permitted Indebtedness, the Special Lease Agreement, the Shareholders Agreement and provision for normal working capital and for ongoing maintenance and Permitted Capital Projects relating to the Project being undertaken in accordance with accepted practices in the international mining industry, the Seller shall use reasonable commercial efforts to cause the Owner and Project Holdco to distribute proceeds to the Seller in an amount sufficient to meet the delivery obligations of the Seller to the Purchaser contained in Article 2 (it being acknowledged that the Seller will not be in violation of this covenant if the inability to distribute sufficient proceeds to the Seller is caused by one or more Acts of Expropriation, or if, despite complying with Section 6.1, the Project does not produce enough cash to satisfy the delivery obligations contained in Article 2).  Notwithstanding anything else in this Agreement to the contrary, if the Barrick PV Interest increases to 100%, any restrictions on Distributions by the Owner and Project Holdco contained in the Shareholders Agreement shall cease to apply and the rights of the Purchaser under this Agreement shall not in any way be altered as a result of such increase in the Barrick PV Interest.

(b)                                 During the Term, the Seller shall not:

(i)                                     amend the terms of any Shareholder Loan to which any of the Seller Group Entities is a party, including to effect any decrease in interest rate, in a manner that has a material negative impact on the Seller Undiscounted Economic Interest, provided, however, that nothing in this

Section 6.9(b)(i) shall prevent any Seller Group Entity from (A) making any amendments to any Shareholder Loan if required pursuant to the Special Lease Agreement or Applicable Laws, or (B) granting a deferral of principal and/or interest under a Shareholder Loan if required in order to remain in compliance with the terms of the Project Financing, any Project Financing Permitted Indebtedness or any Additional Permitted Indebtedness or to comply with an Approved Program and Budget;

(ii)                                  permit any of the Seller Group Entities to amend the terms of the Project Financing or the Common Terms Agreement in a way that adversely affects the ability of the Seller to satisfy its obligations under this Agreement, unless such amendment is necessary to avoid:

(A)                               a breach of the terms of or a default under the Special Lease Agreement;

(B)                               a breach of Applicable Laws; or

(C)                               a breach of the terms of or default under the Project Financing, provided that prior to the Seller agreeing to any such amendment to the terms of the Project Financing the Seller shall consult with the Purchaser with respect to the necessity and intended result of such amendment, provided, further, that in no circumstances may any Seller Group Entity amend the terms of the Project Financing in a manner that disproportionately adversely affects the Purchaser relative to the Seller Group Entities, taken as a whole;

(iii)                               without limiting Section 6.4, permit any Seller Group Entity to, without the consent of the Purchaser (not to be unreasonably withheld), engage in any transaction or arrangements with any Barrick Group Entity, other than another Seller Group Entity, including the provision, purchase, sale or receipt of any service, asset or payment, except (A) in the ordinary course of business at prices and on terms and conditions at least as favourable to such Seller Group Entity as could be obtained on an arm’s-length basis from unrelated third parties (it being acknowledged hereby that the Administrative Services Agreement and the Technical Support Agreement satisfy these requirements for so long as the services provided to Project Holdco and the Owner under such agreements are deemed by Project Holdco or the Owner to be necessary to the Project); or (B) as otherwise expressly permitted pursuant to this Agreement;

(iv)                              conduct business of any kind not directly related to or for the benefit of the Owner, Project Holdco and the Project;

(v)                                 agree to any restrictions on Distributions from the Owner or Project Holdco (including with respect to the Shareholder Loans), other than the Existing Restrictions or other similar covenants and restrictions which taken as a whole are not materially more restrictive on the Seller Group Entities than those restrictions existing on the Closing Date; provided, that the Seller shall cause any such other covenants and restrictions to permit quarterly Distributions to the Seller to the extent that Distributions are permitted thereunder; and

(vi)                              make any Distributions so long as there shall exist any Defaulted Ounces or outstanding obligation to deliver Accrued Ounces to the Purchaser under this Agreement.

(c)                                  The Seller shall not permit to exist or incur any third party Indebtedness of the Seller at any time during the Term.  The Seller shall cause the Owner and Project Holdco not to:

(i)                                     permit to exist or incur any Indebtedness other than:

(A)                               as required by Applicable Laws;

(B)                               prior to the repayment and cancellation of the Project Financing, (I) the principal amount then outstanding under the Project Financing (as reduced from time to time by mandatory payments and prepayments), (II) Project Financing Permitted Indebtedness and (III) subject to Section 6.9(d), Additional Permitted Indebtedness; or

(C)                               from and after the repayment and cancellation of the Project Financing, subject to Section 6.9(d), Additional Permitted Indebtedness (and any Project Financing Permitted Indebtedness that remains outstanding at the time of the repayment and cancellation of the Project Financing); and

(ii)                                  conduct business of any kind not directly related to, or for the benefit of, the Project.

(d)                                 Prior to incurring any Additional Permitted Indebtedness (other than Existing Partner Shareholder Loans), the Seller shall provide written notice to the Purchaser containing details regarding the proposed Additional Permitted Indebtedness demonstrating that such Indebtedness will satisfy the requirements of Additional Permitted Indebtedness.  Any such Indebtedness may be incurred unless the Purchaser notifies the Seller, within 15 Business Days of receiving written notice pursuant to this Section 6.9(d), that it believes the Indebtedness does not constitute Additional Permitted Indebtedness, in which case the Parties shall either reach agreement on such matter or the matter shall be resolved by arbitration pursuant to Section 13.2, in each case prior to the incurrence of such Indebtedness.

(e)                                  Between the date hereof and the earlier of the Closing Date or the termination of this Agreement, the Seller shall provide the Purchaser with information relating to any material unexpected delays in the progress of the Reorganization.

(f)                                   The Seller will take all steps necessary and within its control to ensure that: (i) the Mine Plan will be submitted in conjunction with the program and budget for approval by Project Holdco on or before November 1, 2015 in accordance with the Shareholders Agreement; and (ii) the directors on the Project Holdco board nominated by the Seller will vote to approve the program and budget, including such Mine Plan attached as Appendix 1 to the Disclosure Letter, substantially in the form that has been provided to the Purchaser, with such changes as may be made thereto in accordance with the Shareholders’ Agreement.

6.10                                                                        Parent Company Covenant

During the Term, the Parent Company shall cause:

(a)                                 the Seller and its Affiliates to perform their respective obligations under and in connection with this Agreement; and

(b)                                 each of the Barrick Group Entities to:

(i)                                     *[Redacted]*;

(ii)                                  *[Redacted]*;

(iii)                               *[Redacted]*; and

(iv)                              refrain from taking any action that would cause an Insolvency Event for the Seller,

provided that the foregoing provisions shall not prevent the Seller from voluntarily repaying any inter-corporate Indebtedness owed by it from proceeds of Distributions otherwise permitted under this Agreement, including with the proceeds of Shareholder Loans, in accordance with this Agreement.

6.11                                                                        Non-Solicitation

From the date hereof until the Closing Date, each of the Seller and the Parent Company agrees that it and its respective affiliates’ representatives, officers, directors, employees, advisors or agents shall not:

(a)                                 make, solicit, initiate or encourage enquiries (or further enquiries) from, or the submission of proposals or offers (or further proposals or offers) from, any person, corporation, partnership or other business organization whatsoever (including any of its representatives, officers, directors, employees, advisors or agents) (other than the Purchaser and its representatives, officers, directors, employees, advisors or agents) (an “Other Person”) relating to any arrangement or agreement for the sale by the Seller of a gold and/or silver stream, royalty or

*[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

similar arrangement, agreement or transaction in respect of the Project or its interest therein (an “Alternative Transaction”);

(b)                                 participate in any discussions or negotiations with any Other Person regarding, or furnish to any Other Person any information (or additional information) with respect to, or otherwise co-operate in any way with any effort or attempt by any Other Person to undertake or seek to undertake an Alternative Transaction;

(c)                                  assist, participate in, facilitate or encourage any effort or attempt by any Other Person to undertake or seek to undertake an Alternative Transaction; or

(d)                                 enter into any oral or written agreement with any Other Person regarding an Alternative Transaction or engage anyone to enter into such an agreement.

6.12                                                                        Confidentiality

(a)                                 Each Party (a “Receiving Party”) agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates and its and their respective employees, officers, directors, advisors, agents and representatives to maintain as confidential and not to disclose, the terms contained in this Agreement and all information (whether written, oral or in electronic format) received or reviewed by it as a result of or in connection with this Agreement and the information received by it pursuant to the confidentiality agreement dated April 6, 2015 between the Parent Company and the Purchaser Parent (“Confidential Information”), except that a Receiving Party (or in the case of the Purchaser, the Purchaser Parent) may disclose Confidential Information:

(i)                                     to its auditors, legal counsel, lenders, brokers, underwriters, bankers and investment bankers and to persons with whom it is considering or intends to enter into a transaction for whom such Confidential Information would be relevant, provided that such persons are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality of it and are strictly limited in their use of the Confidential Information to those purposes necessary for such persons to perform the services for which they were, or are proposed to be, retained by the Receiving Party or to consider or effect the applicable transaction, as applicable;

(ii)                                  subject to Section 14.7, where that disclosure is necessary to comply with any Applicable Law, court order, its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, provided that such disclosure is limited to only that Confidential Information reasonably determined by the disclosing party to be required to be disclosed and that the Receiving Party will have availed itself of the full benefits of any laws, rules or regulations, to the extent applicable, as to disclosure on a confidential basis to which it may be entitled including, to the extent permitted by Applicable Laws, redacting all proprietary, structural or other Confidential

Information of any Party prior to making such disclosure and, where practicable, only following prior review of the non-disclosing Party (such determinations to be made in the disclosing party’s sole discretion after considering in good faith any comments made by the non-disclosing party);

(iii)                               for the purposes of the preparation of an Auditor’s Report under Section 13.1 or any arbitration proceeding commenced under Section 13.2;

(iv)                              where such information is already widely known by the public other than by a breach of the confidentiality terms of this Agreement or is known by the Receiving Party prior to the entry into of this Agreement or obtained independently of this Agreement and the disclosure of such information would not breach any other confidentiality obligations;

(v)                                 as permitted by Section 6.12(c);

(vi)                              with the approval of the disclosing Party; and

(vii)                           to those of its and its Affiliates’ directors, officers, employees, representatives and agents who need to have knowledge of the Confidential Information.

(b)                                 Each Party shall ensure that its and its Affiliates’ employees, directors, officers, representatives and agents and those persons listed in Section 6.12(a)(i) are made aware of, and comply with the provisions of, this Section 6.11.  Each Party shall be liable to the other Parties for any improper use or disclosure of such terms or information by such persons.

(c)                                  Each Party agrees that if such Party or Purchaser Parent is required to file this Agreement on EDGAR and/or SEDAR under Applicable Laws, such Party will file the redacted version of the Agreement attached as Appendix 2 to the Disclosure Letter and any provision of, or information relating to, this Agreement that has been redacted from the version of this Agreement attached as Appendix 2 to the Disclosure Letter shall continue to constitute Confidential Information for all purposes of this Agreement; provided, however, that if any securities regulatory authority subsequently requires the Purchaser Parent to disclose any such redacted information or such redacted information shall otherwise become publicly available pursuant to Applicable Laws, (i) such redacted information shall cease to be Confidential Information upon such disclosure, and (ii) the Purchaser shall not be in breach or violation of this Agreement with respect thereto.  The Purchaser agrees that prior to filing any version of this Agreement with any securities regulatory authority, it shall provide the Seller with a reasonable opportunity to review and comment on all documents to be submitted in connection with such filing and shall consider in good faith the comments, if any, provided by the Seller in respect of such documents, provided that any redactions shall be made in the Purchaser’s sole discretion.

ARTICLE 7
PURCHASE RIGHTS; PURCHASER CHANGE OF CONTROL

7.1                                                                               Seller Right of First Refusal

(a)                                 Except as provided in Section 7.1(d), the Seller shall have, and the Purchaser hereby grants to the Seller, a right of first refusal to acquire the Purchaser’s direct or indirect interest in and to this Agreement in accordance with the terms of this Section 7.1.

(b)                                 If the Purchaser receives a legally binding bona fide offer to purchase all or any part of the Purchaser’s direct interest in this Agreement (the “Purchaser Interest”) from, or wishes to or enters into a bona fide agreement to sell the Purchaser Interest to, any person at arm’s length to the Purchaser, which offer or agreement the Purchaser is willing to accept, then the Purchaser shall give the Seller written notice thereof, which notice must include the terms and conditions of such offer or agreement to purchase and, if available, a copy of such offer or draft agreement (the “Purchaser ROFR Offer”), and the Seller shall have the right, within 30 days from the date of delivery to the Seller of such notice, to exercise its right of first refusal in respect thereof and to acquire the Purchaser Interest on terms and conditions that are substantially the same and, in the aggregate, no less favourable to the Purchaser as are set forth in the offer or agreement to purchase.

(c)                                  If the Seller does not accept the Purchaser ROFR Offer within 30 days from the date of delivery to the Seller of the notice thereof, then the Purchaser shall be free to sell the Purchaser Interest to the applicable third party pursuant to terms and conditions that are substantially the same and, in the aggregate, no more favourable to the applicable third party than those contained in the Purchaser ROFR Offer.  Such sale must be completed within 90 days of the expiry of the 30-day period set forth in Section 7.1(b), failing which, the Purchaser shall again be required to comply with the terms of this Section 7.1 before selling the Purchaser Interest to a third party. For the avoidance of doubt, the Purchaser shall be entitled at any time to negotiate with any third party the terms upon which such third party may purchase the Purchaser Interest, provided that before such terms are accepted, the Purchaser complies with this Section 7.1.

(d)                                 Notwithstanding anything to the contrary in this Agreement, this Section 7.1 shall not apply to:

(i)                                     the Purchaser mortgaging, pledging, charging or granting a security interest in all or any part of its interest in and to this Agreement in connection with any third party debt financing;

(ii)                                  assignment to an Affiliate, provided such Affiliate assumes in favour of the Seller all the obligations of the Purchaser under this Agreement; or

(iii)                               a reorganization involving the Purchaser provided that immediately following such reorganization:

(A)                               the Purchaser Parent or its successor continues to own, directly or indirectly, all of the issued and outstanding securities of the Purchaser (or any successor thereto);

(B)                               the reorganized entity assumes in favour of the Seller all of the obligations of the Purchaser under this Agreement; and

(C)                               there is no increase in any Tax payable by the Seller as determined with reference to the Tax laws in effect or proposed at the time of such reorganization.

(e)                                  Notwithstanding Sections 7.1(a) to 7.1(d), inclusive, no transfer pursuant to this Section 7.1 may be completed unless:

(i)                                     the third party acquiring the Purchaser Interest has sufficient financial resources to perform the obligations of the Purchaser hereunder (as determined by the Seller, acting reasonably), which, following the payment by the Purchaser of the Advance Payment shall be deemed to require the third party to have sufficient financial resources to satisfy the short term financial obligations of the Purchaser under this Agreement at the time of such acquisition;

(ii)                                  the obligations of the Purchaser under this Agreement are assumed by the third party through an instrument in writing in favour of the Seller acceptable to the Seller, acting reasonably; and

(iii)                               the person assuming such obligations is not a Restricted Person in relation to any Barrick Group Entity.

(f)                                   This Section 7.1 shall not apply to any sale by the Purchaser of the Refined Gold or Refined Silver delivered under this Agreement to any person or any change of control of Purchaser Parent.

7.2                                                                               Purchaser Right of First Refusal

(a)                                 Except as provided in Section 7.2(c), if, at any time and from time to time, the Seller or any of its Affiliates wishes to or enters into a bona fide agreement to sell a Production Participation Interest to, or receives a legally binding bona fide offer for a Production Participation Interest from, any person at arm’s length to the Seller or such Affiliate, which offer or agreement the Seller or such Affiliate is willing to accept, then the Seller shall give the Purchaser written notice thereof, which notice must include the terms and conditions of such offer or agreement to purchase and, if available, a copy of such offer or draft agreement (the “Seller ROFR Offer”), and the Purchaser shall have the right, within 30 days from the date of delivery to the Purchaser of such notice, to exercise its right of first refusal in respect thereof and to acquire such Production Participation Interest on the same terms and conditions as are set forth in the offer or agreement to purchase.

(b)                                 If the Purchaser does not accept the Seller ROFR Offer within 30 days from the date of delivery to the Purchaser of the notice thereof, then the Seller or such Affiliate shall be free to sell the Production Participation Interest to the applicable third party pursuant to terms and conditions that are in the aggregate no more favourable to the applicable third party than those contained in the Seller ROFR Offer.  Such sale must be completed within 90 days of the expiry of the 30-day period set forth in Section 7.2(a), failing which, the Seller shall again be required to comply with the terms of this Section 7.2 before selling the Production Participation Interest to a third party. For the avoidance of doubt, the Seller or its Affiliates shall be entitled at any time to negotiate with any third party the terms upon which such third party may purchase the Production Participation Interest, provided that before such terms are accepted, the Seller complies with this Section 7.2.

(c)                                  For the avoidance of doubt, this Section 7.2 shall not apply to any (i) gold or silver spot sales, (ii) gold or silver forward sales or options or other gold or silver sales or loans to a financial institution or bullion bank, (iii) internal transfers among any Barrick Group Entities that do not relate, directly or indirectly, to a Production Participation Interest, (iv) private or public offerings of securities that are backed by gold or silver, paid in gold or silver, priced based on gold or silver prices or have payment obligations based on gold or silver prices, (v) transfer otherwise permitted under this Agreement, or (vi) Offtake Agreements.

(d)                                 In the event that this Agreement is terminated pursuant to Section 3.5(c) as a result of the failure by the Parent Company to satisfy the Condition Precedent in Section 3.4(d), the provisions of this Section 7.2 shall survive for a period of one year following the date of such termination.

7.3                                                                               Change of Control of the Purchaser

During the Term, neither the Purchaser Parent nor any of its direct or indirect subsidiaries shall enter into any agreement, arrangement or transaction with any person that would cause a direct or indirect Change of Control of the Purchaser (or a successor or permitted assign), unless the person acquiring such control of the Purchaser is not an entity with which the Seller or its Affiliates are prohibited from doing business under any trade restriction, embargo or other Applicable Law.

ARTICLE 8
GUARANTEES AND INDEMNITIES

8.1                                                                               No Seller Security or Guarantee

Notwithstanding anything else contained in this Agreement, the Purchaser acknowledges and agrees that the obligations of the Seller and the Parent Company under this Agreement are unsecured with respect to the assets of the Seller, the Parent Company or any other entity and such obligations do not benefit from a guarantee from any entity.

8.2                                                                               Seller Indemnity

The Seller shall indemnify and save harmless the Purchaser, its Affiliates and its and their respective directors, officers, employees and agents (collectively, the “Purchaser

Indemnified Parties”) from and against any and all Losses suffered or incurred by any of the foregoing persons in connection with third party claims brought against any of the foregoing persons as a result of:

(i)                                     any violation of Applicable Laws by the Owner in respect of the Project;

(ii)                                  physical environmental conditions at the Project; and

(iii)                               any other condition, act or omission to act committed by a Seller Group Entity incidental to the operations of the Project (including injury to the person or property of the Purchaser or its representatives incurred during the course of any visit to the Project in accordance with Section 5.3, by the Purchaser or its representatives caused by the negligence or wilful misconduct of a Seller Group Entity or its agents).

8.3                                                                               Purchaser Indemnity

The Purchaser shall indemnify and save harmless the Parent Company, the Seller Group Entities and its and their respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses suffered or incurred by any of the foregoing persons in connection with third party claims brought against any of the foregoing persons as a result of:

(i)                                     injury to the person or property of the Purchaser or its representatives incurred during the course of any visit to the Project in accordance with Section 5.3, by the Purchaser or its representatives except to the extent caused by the negligence or wilful misconduct of a Seller Group Entity; and

(ii)                                  injury to the person or property of the Owner or its representatives or any third party, to the extent arising from the Purchaser’s, or any of its representatives’, act or omission to act during any such visit, except to the extent caused by the negligence or wilful misconduct of a Seller Indemnified Party.

8.4                                                                               Benefit of Indemnity

To the extent that any Purchaser Indemnified Party or Seller Indemnified Party is not a party to this Agreement, the Purchaser or the Seller, as applicable, shall obtain and hold the right and benefit of the indemnity provisions of this Agreement in trust for and on behalf of such Purchaser Indemnified Party or Seller Indemnified Party, as applicable.

ARTICLE 9
 REPRESENTATIONS AND WARRANTIES

9.1                                                                               Representations and Warranties of the Seller and the Parent Company

The Seller and the Parent Company, acknowledging that the Purchaser is entering into this Agreement in reliance thereon, hereby make the representations and warranties set forth in Schedule D and Schedule E, respectively, to the Purchaser on and as at the date of this Agreement and the Closing Date, except with respect to paragraphs (i) and (q) of Schedule D which are given only as of the Closing Date.

9.2                                                                               Representations and Warranties of the Purchaser

The Purchaser acknowledging that the Seller and the Parent Company are entering into this Agreement in reliance thereon, hereby makes the representations and warranties set forth in Schedule F to the Seller and the Parent Company on and as at the date of this Agreement and the Closing Date.

9.3                                                                               Survival of Representations and Warranties

The representations and warranties set forth in Schedules D, E and F shall survive the execution and delivery of this Agreement for a period of five years.

9.4                                                                               Knowledge

(a)                                 Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Seller, it shall be deemed to refer to the actual knowledge of George Joannou, Stephen Galbraith, Etienne Smuts and Manuel Rocha, and all knowledge which such persons would have if such persons made due enquiry into the relevant subject matter having regard to the role and responsibilities of such person.

(b)                                 Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Purchaser, it shall be deemed to refer to the actual knowledge of Bruce Kirchhoff and Jason Hynes, and all knowledge which such persons would have if such persons made due enquiry into the relevant subject matter having regard to the role and responsibilities of such person.

ARTICLE 10
 ACTS OF EXPROPRIATION

10.1                                                                        Act of Expropriation

(a)                                 Notwithstanding any other provision of this Agreement, upon the occurrence and during the continuance of an Act of Expropriation after the Closing Date, the Seller shall promptly notify the Purchaser of such occurrence, and all obligations of the Seller and the Purchaser set out in Article 2, including, the Seller’s obligation to deliver Refined Gold and Refined Silver to the Purchaser shall be suspended and not accrue.

(b)                                 In the event that an Act of Expropriation subsequently ceases to exist, the obligation of the Seller to deliver Refined Gold and/or Refined Silver to the Purchaser pursuant to this Agreement shall automatically resume, as of the date such Act of Expropriation ceases to exist, to the extent the Seller or any other Barrick Group Entity subsequently receives the benefit of any Reference Gold and/or Reference Silver in respect of which an Offtaker Payment has been received.

(c)                                  The only right of the Purchaser upon the occurrence and continuation of any Act of Expropriation shall be the right to share in any compensation as set out in Section 10.2.  At no time and under no circumstances shall all or any portion of the Advance Payment be reimbursed as a result of the occurrence of an Act of Expropriation.

(d)                                 The Barrick Group Entities (including the Owner and the Seller) will use their commercially reasonable efforts to repudiate or challenge any Act of Expropriation as expeditiously as possible, and to obtain, to the maximum extent available, recovery or compensation for any Act of Expropriation, including by enforcing the Owner’s rights and remedies under the Special Lease Agreement and Applicable Laws.

10.2                                                                        Sharing of Compensation

(a)                                 In the event of the occurrence of any Act of Expropriation, any recovery or compensation received by any Barrick Group Entity, after deducting therefrom the reasonable and documented costs and expenses of the Barrick Group Entities in dealing with such event and obtaining such recovery or compensation, and following application against any obligations under any then-existing financing agreements permitted hereunder (including the Project Financing), shall be shared with the Purchaser as follows:

(i)                                     X% to the Purchaser, where X equals (i) the Purchaser Undiscounted Economic Interest on the date immediately prior to the Act of Expropriation divided by (ii) the Seller Undiscounted Economic Interest on the date immediately prior to the Act of Expropriation, and

(ii)                                  Y% to the Seller, where Y equals 100% minus X% (as calculated in accordance with Section 10.2(a)(i)).

(b)                                 For the avoidance of doubt, the Seller Undiscounted Economic Interest and the Purchaser Undiscounted Economic Interest shall be calculated using a common set of assumptions as applicable (including the same Mine Plan, which shall be the Mine Plan in effect immediately prior to the Act of Expropriation).

(c)                                  If the Parties cannot agree on the value of the Seller Undiscounted Economic Interest or the Purchaser Undiscounted Economic Interest, the matter shall be submitted to binding arbitration pursuant to Section 13.2.

(d)                                 In the case of an Act of Expropriation, the entire balance of the Advance Payment shall be forfeited by the Purchaser and retained by the Seller; provided, however, that if the Act of Expropriation subsequently ceases to exist, a portion of the Advance Payment shall be restored in proportion to the value of the Seller Undiscounted Economic Interest restored upon cessation of the Act of Expropriation, after deducting therefrom any payment received by the Purchaser in respect of such Act of Expropriation.

ARTICLE 11
EVENTS OF DEFAULT

11.1                                                                        Seller Events of Default

Each of the following events or circumstances constitutes an event of default by the Seller (each, a “Seller Event of Default”):

(a)                                 where there are funds in the Collection Account and the Seller fails to sell and deliver Refined Gold or Refined Silver to the Purchaser, except with respect to Deferred Silver Ounces, on the terms and conditions set forth in this Agreement within ten days of receipt of notice from the Purchaser notifying the Seller of such default (“Defaulted Ounces”);

(b)                                 any (i) representation or warranty given by the Seller or Parent Company (other than any Seller Fundamental Representation, Parent Company Fundamental Representation or any other representation that is qualified by materiality or Material Adverse Effect) is inaccurate in any material respect as at the date in respect of which such representation and warranty is given and such inaccuracy would be expected to result in a Material Adverse Effect as at the date in respect of which such representation and warranty is given or (ii) Seller Fundamental Representation, Parent Company Fundamental Representation or any other representation given by the Seller or Parent Company that is qualified by materiality or “Material Adverse Effect” is inaccurate in any respect as at the date in respect of which such representation and warranty is given, and, in each case which inaccuracy is not remedied within 30 days following delivery by the Purchaser to the Seller of written notice of such inaccuracy, or such longer period of time as the Purchaser may determine in its sole discretion;

(c)                                  the Seller or the Parent Company is in breach or default of any of its covenants or obligations set forth in this Agreement in any material respect (other than a breach that is the result of an Act of Expropriation), including, for greater certainty, its obligation to deliver information to the Purchaser in accordance with Section 5.1, except covenants and obligations referenced in Sections 11.1(a), 11.1(d) or 11.1(e), and such breach or default is not remedied within 45 days following delivery by the Purchaser to the Seller or the Parent Company of written notice of such breach or default, or such longer period of time as the Purchaser may determine acting reasonably;

(d)                                 the Seller is in breach or default of any of its covenants or obligations set forth in Section 6.9(a);

(e)                                  the Seller or the Parent Company, as applicable, is in breach or default of any of its covenants or obligations set forth in Section 6.8; and

(f)                                   upon the occurrence of an Insolvency Event with respect to the Parent Company or any Seller Group Entity.

11.2                                                                        Purchaser Remedies

(a)                                 If a Seller Event of Default occurs and is continuing, the Purchaser shall have the right, upon written notice to the Seller, at its option, and in addition to and not in substitution for any other remedies available to it at law or equity (including the right to sue for damages), to:

(i)                                     bring an action for specific performance of any obligation of the Seller under this Agreement or the Power of Attorney;

(ii)                                  prohibit the payment by the Seller of any Distributions to any Barrick Group Entities;

(iii)                               exercise its rights under the Power of Attorney and give to the Account Bank such notice as is necessary to allow the Purchaser to use the cash in the Collection Account to purchase Refined Gold and/or Refined Silver (the “Substitute Metals”) in such amounts as required to satisfy the Seller’s then accrued and due obligations to deliver Payable Gold or Payable Silver to the Purchaser.  For greater certainty, Deferred Silver Ounces shall not constitute accrued and due obligations for purposes of this Section 11.2(a)(iii); provided that the foregoing shall not apply upon a Seller Event of Default described in Section 11.1(f) or upon a termination of this Agreement (it being understood that the cash in the Collection Account shall be used to satisfy the current and overdue delivery obligations of the Seller under this Agreement in accordance with Sections 6.7(e)(i) through (iv), inclusive).

Notwithstanding the foregoing, the Parties hereby agree that any liability of the Parent Company under this Agreement shall be limited to Losses resulting solely from the breach of this Agreement by the Parent Company and shall not result from any breach of this Agreement by the Seller.

(b)                                 In addition to the specific remedies set out in Section 11.2(a), upon the occurrence and during the continuation of a Seller Event of Default, the Gold Cash Price and the Silver Cash Price payable by the Purchaser to the Seller shall be reduced by 50% for all deliveries of Refined Gold or Refined Silver during such period (including for the purchase and delivery of Substitute Metals by the Purchaser in accordance with Section 11.2(a)(iii)).  For greater certainty, prior to the Advance Payment Reduction Date, the difference between the applicable Gold Reference Price and/or Silver Reference Price and the reduced Gold Cash Price and/or Silver Cash Price, respectively, shall be applied in full against the Advance Payment in accordance with the provisions of Sections 2.5(a) and 2.6(a).  This Section 11.2(b) shall not apply where the failure to deliver Refined Gold and Refined Silver results in Accrued Ounces or Deferred Silver Ounces that do not otherwise constitute Defaulted Ounces.

(c)                                  Once the Seller delivers to the Purchaser all accrued and undelivered Refined Gold and Refined Silver (including at the reduced price provided above, if applicable) to satisfy the Defaulted Ounces or the Seller Event of Default is otherwise cured or waived (including by the purchase and delivery of Substitute Metals by the Purchaser in accordance with Section 11.2(a)(iii) above, if applicable), the Seller shall be deemed to have cured the Seller Event of Default arising from such failure to deliver.

(d)                                 If a Seller Event of Default described in Section 11.1(e) occurs, such transfer shall be null and void ab initio.

(e)                                  Notwithstanding anything else in this Section 11.2, and without prejudice to any of the Purchaser’s rights hereunder or at law or in equity in all other circumstances, any proceeds associated with the Barrick PV Interest received by the Seller or any of its Affiliates pursuant to the liquidation or winding up of Project Holdco or the Owner in connection with an Insolvency Event shall be shared with the Purchaser in the following manner:

(i)                                     X% to the Purchaser, where X equals (i) the Purchaser’s Undiscounted Economic Interest as of immediately prior to the occurrence of the Insolvency Event divided by (ii) the Seller’s Undiscounted Economic Interest as of immediately prior to the occurrence of the Insolvency Event, and

(ii)                                  Y% to the Seller, where Y equals 100% minus X% (as calculated in accordance with Section 11.2(e)(i)),

and in the event that any Barrick Group Entity is granted an Encumbrance by the Seller to secure the obligations of the Seller with respect to the inter-company Indebtedness of the Seller owed to such Barrick Group Entity, the fact that such Encumbrance was granted to such Barrick Group Entity shall be disregarded for the purposes of the amounts determined and payable pursuant to this Section 11.2(e) and the Barrick Group Entities shall take all necessary steps and refrain from taking any steps necessary to ensure that the foregoing agreement is given effect as between the Purchaser and the Seller.

(f)                                   Notwithstanding any other provision of this Article 11, in no event shall the Purchaser be entitled to any refund of the outstanding balance of the Advance Payment.

11.3                                                                        Purchaser Events of Default

Each of the following events or circumstances constitutes an event of default by the Purchaser (each, a “Purchaser Event of Default”):

(a)                                 the Purchaser fails to pay any portion of the Advance Payment on the Closing Date to the Seller in accordance with this Agreement where all of the Conditions Precedent in Section 3.3 have been satisfied or waived;

(b)                                 the Purchaser fails to pay (i) the Gold Cash Price or Silver Cash Price for Refined Gold or Refined Silver delivered to the Purchaser in accordance with this Agreement (including for the Substitute Metals purchased by the Purchaser in accordance with Section 11.2(a)(iii), subject to the reduced Gold Cash Price and Silver Cash Price provided for in Section 2.3 or Section 11.2(b), if applicable) or

(ii) the Deferred Offset Amount in respect of Deferred Silver Ounces delivered to the Purchaser pursuant to Section 2.3, in either case, within ten days of receipt of a written notice from the Seller notifying the Purchaser of such default;

(c)                                  any (i) representation or warranty given by the Purchaser (other than any the Purchaser Fundamental Representation or any other representation that is qualified by materiality or material adverse effect) is inaccurate in any material respect as at the date in respect of which such representation and warranty is given or (ii) the Purchaser Fundamental Representation or any other representation given by the Purchaser that is qualified by materiality or material adverse effect is inaccurate in any respect as at the date in respect of which such representation and warranty is given, and any such inaccuracy is not remedied within 30 days following delivery by the Seller to the Purchaser of written notice of such inaccuracy, or such longer period of time as the Seller may determine in its sole discretion; and

(d)                                 the Purchaser is in breach or default of any of its covenants or obligations set forth in this Agreement in any material respect (other than a breach or default of the covenants or obligations referenced in Sections 11.3(a) or 11.3(b)), and such breach or default is not remedied within 45 days following delivery by the Seller to the Purchaser of written notice of such breach or default, or such longer period of time as the Seller may determine in its sole discretion.

11.4                                                                        Seller Remedies

(a)                                 In addition to all other remedies available to it at law or in equity (including the right to sue for damages), if a Purchaser Event of Default described in Section 11.3(a) has occurred and is continuing, then the Seller shall have the right, at its option, to terminate this Agreement by written notice to the Purchaser and demand all losses suffered or incurred as a result of the occurrence of such Purchaser Event of Default and termination.

(b)                                 In addition to all other remedies available to it at law or in equity (including the right to sue for damages and to bring an action for specific performance in relation to any obligation of the Purchaser under this Agreement or with respect to the Power of Attorney), if a Purchaser Event of Default described in Section 11.3(b) has occurred and is continuing for a period of less than one year, then the Suspended Provisions shall be suspended during the pendency of such Purchaser Event of Default and the Seller shall not be obligated to sell any Refined Gold or Refined Silver to the Purchaser in respect of Offtaker Deliveries of Reference Gold and Reference Silver made during such suspension; provided that if such Purchaser Event of Default is continuing for more than one year, the Seller shall have the right, at its option, to terminate this Agreement by written notice to the Purchaser and demand all losses suffered or incurred as a result of the occurrence of such Purchaser Event of Default and termination. If during a suspension by the Seller pursuant to this Section 11.4(b) (where this Agreement has not otherwise been terminated) the Purchaser cures the Purchaser Event of Default, the Seller’s obligations under this Agreement, and the Purchaser’s rights under the Power of Attorney, shall recommence as of the date the Purchaser cures the Purchaser Event of Default in full; provided that the Seller shall not be obliged to make deliveries pursuant to this Agreement for the period during which the suspension was in effect; provided further, that if at the time of a Purchaser Event of Default described in Section 11.3(b), there exist any (i) Defaulted Ounces, (ii) Accrued Ounces, (iii) Deferred Silver Ounces, or (iv) Reference Gold and/or Reference Silver *[Redacted]* subject to damage or loss and for which the provisions of *[Redacted]* Section 6.5(d) subsequently apply following the date of suspension (items (i) through (iv), collectively, the “Suspended Ounces”), all obligations of the Seller in respect of such Suspended Ounces shall continue to accrue, but not be due, to the Purchaser during the pendency of such Purchaser Event of Default.  If the Purchaser cures the Purchaser Event of Default in full, then all obligations of the Seller in respect of such Suspended Ounces shall again apply, from and after the date of the cure, as if they had not been suspended hereunder in accordance with the terms of this Agreement.  If the Seller terminates this Agreement in accordance with this Section 11.4(b), then the Seller shall have no further obligation to the Purchaser with respect to all such Suspended Ounces (other than Defaulted Ounces) or any other obligation to deliver Refined Gold or Refined Silver to the Purchaser under this Agreement (other than Defaulted Ounces) upon such termination.

(c)                                  If a Purchaser Event of Default described in Section 11.3(c) or 11.3(d) occurs and is continuing, the Seller shall have no right to terminate this Agreement, but shall be entitled to all other remedies available to it under this Agreement at law or in equity.

ARTICLE 12
ADDITIONAL PAYMENT TERMS

12.1                                                                        Payments

All payments due by one Party to another under this Agreement shall be made in U.S. Dollars and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the receiving Party in writing from time to time.

12.2                                                                        Taxes

(a)                                 Subject to Section 12.2(b), all deliveries of Refined Gold and Refined Silver and all amounts paid hereunder (including any amounts referred to in Section 11.2) shall be made without any deduction, withholding, charge or levy for or on account of any Taxes, all of which shall be for the account of the Party making such delivery or payment. If any such Taxes are so required to be deducted, withheld, charged or levied by the Party making such delivery or payment, then such Party shall make, in addition to such delivery or payment, such additional delivery or payment as is necessary to ensure that the net amount received by the other Party entitled to delivery or payment (free and clear and net of any such Taxes, including any Taxes required to be deducted, withheld, charged or levied on any such additional amount) equals the full amount such other Party would have received had no such deduction, withholding, charge or levy been required. Any additional payment or delivery by a Party to the Purchaser under this

*[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

Section 12.2 shall not reduce the amount of the uncredited Advance Payment (as such amount is determined in accordance with Sections 2.5(a) and 2.6(a).

(b)                                 Notwithstanding the foregoing, (i) the Seller shall not be required to provide any gross-up or additional amounts under this Section 12.2 to the extent such requirement arises because of an assignment by the Purchaser pursuant to Section 14.13 to an assignee, or because of a consolidation, amalgamation, merger, reorganization, change of control or similar corporate event such that the successor to the Purchaser is not resident in Switzerland; and (ii) the Purchaser shall not be required to provide any gross-up or additional amounts under this Section 12.2 to the extent such requirement arises because of an assignment by the Seller pursuant to Section 6.8 to an assignee, or because of a consolidation, amalgamation, merger, reorganization, change of control or similar corporate event such that the successor to the Seller is not resident in the Cayman Islands; provided that in each case the Parties will co-operate in good faith so as to not adversely affect the Tax payable by another Party.

(c)                                  In the event that any new Tax is implemented, or there shall occur any revision in, implementation of, amendment to or interpretation of any existing Tax, in each case that has an adverse effect on any of the Parties or any of their Affiliates in respect of the transactions contemplated by this Agreement, then the Seller and the Parent Company on the one hand, and the Purchaser on the other hand, agree that they shall negotiate in good faith with each other to amend this Agreement so that the other Parties and their Affiliates are no longer adversely affected by any such enactment, revision, implementation, amendment or interpretation, as the case may be; provided, however, that notwithstanding anything in this Agreement to the contrary, no Party shall be obligated to execute any such amendment if doing so would have an adverse impact on such Party, as determined by such Party in its sole and absolute discretion.

ARTICLE 13
DISPUTES

13.1                                                                        Ongoing Disputes

(a)                                 If the Purchaser disputes any invoice provided pursuant to Section 2.4 or any report provided pursuant to Section 5.1, the number of ounces of Refined Gold or Refined Silver to be delivered in any delivery by the Seller to the Purchaser hereunder or other number or amount set forth in such invoice:

(i)                                     the Purchaser shall notify the Seller in writing (the “Dispute Notice”) of such dispute within one year from the applicable Date of Delivery (the “Dispute Period”);

(ii)                                  the Purchaser and the Seller shall have 30 days from the date the Dispute Notice is delivered by the Purchaser to resolve the dispute.  If the Purchaser and the Seller have not resolved the dispute within such 30-day period, the Purchaser shall have the right during the ensuing 30 days to require that the dispute be submitted to a mutually agreed Auditor who shall prepare a written report on the delivery dispute for the benefit of both Parties (the “Auditor’s Report”). If the Purchaser and the Seller are

unable to agree on an Auditor within that ensuing 30-day period, the regular auditor of the Seller and the regular auditor of the Purchaser shall have 30 days within which to agree on an Auditor. If the regular auditor of the Seller and the regular auditor of the Purchaser are unable to agree on an Auditor or if no Auditor shall have been recommended within such 30-day period, either Party may submit a request to the International Chamber of Commerce to appoint an Auditor, in which case the Auditor shall be appointed by the International Center for Expertise in accordance with the provisions for the appointment of experts under the Expert Rules of the International Chamber of Commerce;

(iii)                               the Auditor preparing the Auditor’s Report shall have the same inspection rights as the Purchaser under Section 5.3 in order to prepare the Auditor’s Report and the Seller shall provide, or cause to be provided, to the Auditor any information reasonably requested by the Auditor to enable the Auditor to prepare the Auditor’s Report;

(iv)                              the Parties shall instruct the Auditor to deliver the Auditor’s Report to them within 30 days of the delivery to the Auditor of all information requested from the Seller in accordance with Section 13.1(a)(iii);

(v)                                 the cost of obtaining the Auditor’s Report shall be paid by the Purchaser, unless the Auditor’s Report concludes that (i) in the case of a dispute regarding the number of ounces of Refined Gold or Refined Silver delivered in any delivery(ies) of Refined Gold or Refined Silver to the Purchaser hereunder, the number of ounces that should have been delivered by the Seller (in aggregate for all deliveries in dispute) was greater than the actual number of ounces so delivered by the Seller, or (ii) in the case of a dispute regarding any other number or amount contained in an invoice, the number or amount reported by the Seller was incorrect in a manner that benefited the Seller and disadvantaged the Purchaser, in each of which cases the cost of obtaining the Auditor’s Report shall be for the account of the Seller; and

(vi)                              if either the Seller or the Purchaser disputes the Auditor’s Report and such dispute is not resolved between the Parties within ten days after the date of delivery of the Auditor’s Report, then such dispute may be resolved by arbitration pursuant to Section 13.2, provided that such dispute must be referred to arbitration within 30 days after the end of such ten-day period.  If such dispute is not referred to arbitration within such 30-day period, then the Auditor’s Report will be deemed final and binding on the Parties.

(b)                                 If the Purchaser does not deliver a Dispute Notice within the applicable Dispute Period in respect of an invoice provided pursuant to Section 2.4, then the number of ounces of Refined Gold or Refined Silver delivered in any delivery of Refined Gold or Refined Silver to the Purchaser pursuant to such invoice or other number or amount set forth in such invoice, as applicable, will be deemed final and binding on the Parties after the expiry of the applicable Dispute Period.

(c)                                  Any matter in respect of which a Dispute Notice is delivered shall be resolved only pursuant to this Section 13.1, including, if applicable, an arbitration commenced in accordance with Section 13.1(a)(vi).

13.2                                                                        Disputes and Arbitration

Except as otherwise provided in Section 13.1, any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof which has not been resolved by the Parties within the applicable time frame specified herein (or where no time frame is specified, within 15 days of the delivery of written notice by either Party of such dispute, controversy or claim), including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by binding arbitration, and any Party may so refer such dispute, controversy or claim to binding arbitration.  Such referral to binding arbitration shall be to a qualified single arbitrator pursuant to the Arbitration Rules, as such may be amended from time to time, which rules shall govern such arbitration proceeding except to the extent modified by the rules for arbitration set out in Schedule G.  The determination of such arbitrator shall be final and binding upon the Parties and the costs of such arbitration shall be as determined by the arbitrator.  Judgment on the award may be entered in any court having jurisdiction.  This Section 13.2 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction.  The Parties covenant and agree that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration.

13.3                                                                        Meaning of “Party”

In this Article 13 and in Schedule G, should any dispute or arbitration include the Parent Company, where the context requires, the Seller and the Parent Company shall be considered to constitute one Party.

ARTICLE 14
GENERAL

14.1                                                                        Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

14.2                                                                        Limitation on Liability

Notwithstanding anything else to the contrary in this Agreement, in no event shall the Seller and the Parent Company, on the one hand, and the Purchaser, on the other hand, be liable to the other Party(ies), its Affiliates and its and their respective directors, officers, employees and agents for any lost profits in connection with any other transaction or potential transaction or incidental, indirect, speculative, consequential, special, punitive or exemplary damages of any kind (whether based in contract, tort, including negligence, strict liability, statute or regulation) arising out of or in connection with this Agreement; provided that this Section 14.2 shall not apply to (a) the Purchaser’s right to obtain specific performance of the Seller’s obligations to deliver Refined Gold and Refined Silver to the Purchaser as contemplated under Section 11.2(a)(i) or (b) the Purchaser’s right to payment arising from an Act of Expropriation under Section 10.2 or in connection with an Insolvency Event under Section 11.2(e).

14.3                                                                        Purchase and Sale; Not a Debt Instrument

The Parties acknowledge and agree that this Agreement and the purchase and sale transactions contemplated hereby are, and are intended to be, transactions for the purchase and sale of gold and silver.  Nothing in this Agreement shall be construed to create, expressly or by implication, a debt instrument between the Parties under any Applicable Law.  Each Party shall and shall cause its Affiliates to characterize the transactions subject to this Agreement as the purchase and sale of gold and silver for all purposes, including filings, communications and other representations made with or to any authority for Tax reporting, accounting, or financial reporting.  The Parties hereby confirm and agree that, notwithstanding anything to the contrary contained in this Agreement, that the interests created in this Agreement are not intended to be interests in real property for any purpose, that such interests do not constitute an estate, right, interest or equity in land and that such interests will not be registered or recorded in or on any publicly accessible land or mineral registry or record, including, without limitation, any mineral related right record and any land titles or land registry abstract.

14.4                                                                        Survival

The following provisions shall survive termination of this Agreement: Section 6.12 (Confidentiality), Section 7.2 (Purchaser Right of First Refusal) (if and only if this Agreement is terminated pursuant to Section 3.5(c) (as a result of the failure by the Parent Company to satisfy the Condition Precedent in Section 3.4(d)), Article 8 (Guarantees and Indemnities), Section 10.2 (Sharing of Compensation), Section 11.2 (Purchaser Remedies), Section 11.4 (Seller Remedies), Article 13 (Disputes), this Article 14 (General) (other than Section 14.1 (Further Assurances)) and Schedule G and such other provisions of this Agreement as are required to give effect thereto.

14.5                                                                        No Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between the Purchaser, on one hand, and the Seller or the Parent Company, on the other.

14.6                                                                        Governing Law

This Agreement shall be governed by and construed under the laws of the Province of Ontario and the federal laws of Canada applicable therein (without regard to its laws relating to any conflicts of laws).  The courts of the Province of Ontario shall have the non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.

The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

14.7                                                                        Press Releases

The Parties shall jointly plan and co-ordinate, and shall cause their respective Affiliates to jointly plan and co-ordinate, any press releases concerning this Agreement that contain information that has not previously been made publicly available, and no Party or its Affiliates shall act in this regard without reasonable prior consultation with the other Parties, unless such disclosure is required to meet timely disclosure obligations of any Party or its Affiliates under Applicable Laws in circumstances where prior consultation with the other Parties is not practicable, and a copy of such press release shall be provided to the other Parties at such time as it is made publicly available.

14.8                                                                        Notices

Any notice or other communication (in each case, a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand or transmitted by facsimile transmission or sent by electronic mail in PDF format addressed to:

(i)                                     If to the Seller to:

BGC Holdings Ltd.
2nd Floor Balmoral Hall,

Balmoral Gap, Hastings

Christ Church, Barbados

BB14034

Attention:  Stephen Galbraith
Email:  sgalbraith@barrick.com

with a copy to:

Barrick Gold Corporation
Brookfield Place
TD Canada Trust Tower
Suite 3700, P.O. Box 212
Toronto, Ontario, Canada M5J 2S1

Attention:  Senior Vice President & General Counsel
Fax:  416.861.9717
Email:  rhaddock@barrick.com

and to:

Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, Ontario, Canada M5V 3J7

Attention:  Melanie Shishler, Richard Fridman
Fax:  416.863.0871
Email:  mshishler@dwpv.com, rfridman@dwpv.com

(ii)                                  If to the Parent Company, to:

Barrick Gold Corporation
Brookfield Place
TD Canada Trust Tower
Suite 3700, P.O. Box 212
Toronto, Ontario, Canada M5J 2S1

Attention:  Senior Vice President & General Counsel
Fax:  416.861.9717
Email:  rhaddock@barrick.com

with a copy to:

Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, Ontario, Canada M5V 3J7

Attention:  Melanie Shishler; Richard Fridman
Fax:  416.863.0871
Email:  mshishler@dwpv.com; rfridman@dwpv.com

(iii)                               If to the Purchaser, to:

RGLD GOLD AG
Baarerstrasse 71
6300 Zug
Switzerland
Attention: Jason Hynes, Vice President

Fax: +41 41 530 1280

Email: jhynes@rgldgoldag.ch

with a copy to:

Hogan Lovells US LLP

One Tabor Center

1200 Seventeenth Street, Suite 1500

Denver, CO 80202 USA

Attention: Paul Hilton, Kevin Burke

Fax: 303.899.7333

Email: paul.hilton@hoganlovells.com, kevin.burke@hoganlovells.com

Any notice or other communication given in accordance with this Section 14.8, if delivered by hand as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4:00 pm at the place of delivery; otherwise it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery.  Any notice of communication which is transmitted by facsimile transmission or electronic mail as aforesaid, shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was received before 4:00 pm at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the Business Day next following such date of transmission.

14.9                                                                        Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties.

14.10                                                                 Beneficiaries

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and, except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

14.11                                                                 Entire Agreement

This Agreement, the Power of Attorney and any other written agreements entered into on the date hereof among the Parties in furtherance of the obligations under this Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto.  There are no representations, warranties, terms, conditions, opinions, advice, assertions of fact, matters, undertakings or collateral agreements, express, implied or statutory, by or between the Parties (or by any of their respective employees, directors, officers, representatives or agents) other than as expressly set forth in this Agreement, the Power of Attorney or any other written agreements entered into on the date hereof among the Parties in furtherance of the obligations under this Agreement.

14.12                                                                 Waivers

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right.  No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

14.13                                                                 Successors and Assigns

(a)                                 This Agreement shall enure for the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns.

(b)                                 Except as permitted in Section 6.8, neither the Seller nor the Parent Company shall sell, assign or otherwise transfer, in whole or in part, any of its respective rights and interests in, and obligations under this Agreement.

(c)                                  Subject to Section 7.1, the Purchaser shall be entitled at any time and from time to time to Transfer all or any part of this Agreement.  Any such Transfer shall be subject to the delivery by the assignee to the Seller of a written agreement in form and substance satisfactory to the Seller acting reasonably, whereby the assignee acknowledges and assumes the obligations of the Purchaser to the Seller under this Agreement.

14.14                                                                 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

14.15                                                                 Costs and Expenses

Except as otherwise provided for in this agreement, all cost and expenses incurred by a Party shall be for its own account.

14.16                                                                 Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by electronic means or by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

BGC HOLDINGS LTD.

Per:
Name:
Title:

Per:
Name:
Title:

BARRICK GOLD CORPORATION

Per:
Name:
Title:

Per:
Name:
Title:

RGLD GOLD AG

Per:
Name:
Title:

Signature Page to Precious Metals Purchase and Sale Agreement

SCHEDULE A
PROJECT FINANCING

1.                                      Common Terms Agreement;

2.                                      Common Security Agreement dated as of April 26, 2010 (the “Common Security Agreement”) among the Owner, Project Holdco, The Bank of Nova Scotia, The Bank of Nova Scotia Trust Company of New York, The Bank of Nova Scotia, New York Agency and The Bank of Nova Scotia, Dominican Republic Branch;

3.                                      The Security Documents set forth in Appendix A of the Common Security Agreement;

4.                                      Transfer Restrictions Agreement dated as of April 26, 2010 between the Parent Company, the Existing Partner and The Bank of Nova Scotia;

5.                                      Loan Agreement dated as of April 26, 2010 between the Owner and Export Development Canada and any promissory notes evidencing such loan;

6.                                      Ex-Im Bank Senior Loan Agreement dated as of April 26, 2010 among the Owner, Citibank, N.A., as Ex-Im Bank Facility Agent, and Export-Import Bank of the United States and any promissory notes evidencing such loan;

7.                                      Commercial Bank Senior Loan Agreement dated as of April 26, 2010 between the Owner, The Bank of Nova Scotia, as agent and the lenders from time to time party thereto and any promissory notes evidencing such loan;

8.                                      The Fee Letters set forth in Appendix A of the Common Terms Agreement;

9.                                      The Engagement Letters set forth in Appendix A of the Common Terms Agreement; and

10.                               Political risk insurance policy issued by Export Development Canada as the insurer to The Bank of Nova Scotia as agent for the insured listed in the schedule of insureds on June 24, 2010.

SCHEDULE B
FISCAL RESERVE — UTM COORDINATES

UTM coordinates for the Fiscal Reserve:

Point	UTM Latitude	UTM Length
1	2,092,000.00	378,000.00
2	2,088,000.00	378,000.00
3	2,088,000.00	377,400.00
4	2,086,000.00	377,400.00
5	2,086,000.00	374,000.00
6	2,098,000.00	374,000.00
7	2,098,000.00	377,000.00
8	2,097,000.00	377,000.00
9	2,097,000.00	378,000.00
10	2,095,000.00	378,000.00
11	2,095,000.00	379,000.00
12	2,092,000.00	379,000.00

SCHEDULE C

MAP OF THE FISCAL RESERVE

N
W
E
S
6
7
8
9
10
11
1
12
3
2
5
4
Montenegro fiscal reserve
Excluded area
Development area
Ancillary' use area
Non declared area by PVDC
Fiscal reserve vertex

MONTENEGRO FISCAL RESERVE		
COORDINATE SYSTEM: UTM ZONE 19N, NAD27		
VERTEX	X	Y
1	378,000.00	2,092,000.00
2	378,000.00	2,088,000.00
3	377,400.00	2,088,000.00
4	377,400.00	2,086,000.00
5	374,000.00	2,086,000.00
6	374,000.00	2,098,000.00
7	377,000.00	2,098,000.00
8	377,000.00	2,097,000.00
9	378,000.00	2,097,000.00
10	378,000.00	2,095,000.00
11	379,000.00	2,095,000.00
12	379,000.00	2,092,000.00

SCHEDULE D
SELLER REPRESENTATIONS AND WARRANTIES

The Seller hereby represents and warrants to the Purchaser as at the date hereof and as at the Closing Date, except with respect to paragraphs (i) and (q) which are given only as of the Closing Date, as follows, except as otherwise set forth in the Disclosure Letter:

(a)                                 each of the Seller Group Entities is a company validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by law to maintain its existence;

(b)                                 all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and the Power of Attorney and performing its obligations hereunder and thereunder;

(c)                                  it has the requisite corporate power, capacity and authority to enter into this Agreement and the Power of Attorney and to perform its obligations hereunder and thereunder;

(d)                                 each of this Agreement and, upon execution, the Power of Attorney has been or will have been, as applicable, duly and validly executed and delivered by it and constitutes or will upon execution constitute, as applicable, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms;

(e)                                  this Agreement and the Power of Attorney and the exercise of its rights and performance of its obligations hereunder and thereunder do not and will not, upon execution and delivery thereof, as applicable, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which any Seller Group Entity is a party or which is binding on its assets, (ii) conflict with its constating or constitutive documents, or (iii) conflict with or violate any Applicable Laws in effect as of the date on which such representation and warranty is given, except in the case of (i) or (iii) as would not reasonably be expected to have a Material Adverse Effect;

(f)                                   no Approvals are required to be obtained by any Seller Group Entity in connection with the execution and delivery or the performance of this Agreement or the Power of Attorney or the transactions contemplated hereby or thereby, except as have been obtained or as would not reasonably be expected to have a Material Adverse Effect;

(g)                                  (i) none of the Seller Group Entities is a party to any action, suit, proceeding, investigation or claim affecting or pertaining to the Project or any part thereof, except as would not reasonably be expected to have a Material Adverse Effect; and (ii) to the knowledge of the Seller, no such action, suit, proceeding, investigation or claim is threatened or outstanding;

(h)                                 none of the Seller Group Entities has received any notice of any Act of Expropriation proceeding or decision to expropriate all or any part of the Project and the Seller has no knowledge of any Act of Expropriation proceeding pending or threatened against or affecting all or any part of the Project nor of any discussions or negotiations which would reasonably be expected to lead to any such expropriation proceeding;

(i)                                     as of the Closing Date, the Reorganization has been completed and (i) the only asset of the Seller is the Barrick PV Interest and assets related thereto and (ii) the only liabilities of the Seller are (x) Indebtedness that is directly related to the Project or that was incurred in order to acquire Indebtedness of the Owner or Project Holdco related to the Project, in each case owed to certain Barrick Group Entities (including, for greater certainty, to facilitate Distributions by the Seller) and (y) Indebtedness to the Parent Company that was incurred in satisfaction of certain accrued cumulative dividends owing immediately prior to the effective time of such corporate reorganization on preference shares of the Seller held by the Parent Company;

(j)                                    none of the Seller Group Entities has suffered an Insolvency Event and the Seller has no knowledge of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to any of them;

(k)                                 no Seller Group Entity is subject to any judgment, decree or order of any court applicable to the Project or its business except (individually or in the aggregate) as would not reasonably be expected to have a Material Adverse Effect. No Seller Group Entity has violated or failed to comply with any judgment, decree or order of any court applicable to the Project or its business except (individually or together with any such violations or failures) as would not reasonably be expected to have a Material Adverse Effect;

(l)                                     no Seller Group Entity is in breach or default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, and no event has occurred that with the passage of time would reasonably be expected to constitute such a breach or default, except in each case where the breach or default would not, or would not reasonably be expected to, have a Material Adverse Effect and the Seller has no knowledge of any material breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder;

(m)                             all of the issued and outstanding shares of the Seller are directly or indirectly owned by the Parent Company;

(n)                                 60% of the issued and outstanding shares of Project Holdco are directly owned by the Seller;

(o)                                 all of the issued and outstanding shares of the Owner are directly owned by Project Holdco;

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(p)                                 the Mineral Rights constitute all of the mining rights of the Owner in the Reserves and Resources of the Fiscal Reserve.  The Owner holds good, marketable, and undivided, valid title to, or valid leasehold or license interests in, all Mineral Rights and Surface Rights (free and clear of all Encumbrances other than the Permitted Encumbrances) in each case that are currently required for the operation of the Project substantially as contemplated by the existing Mine Plan, except where failure to have such title, interest or rights would not, or would not reasonably be expected to, have a Material Adverse Effect;

(q)                                 as of the Closing Date, it has all right, title and interest in the Seller Shareholder Loans which, on the date of this Agreement, have an aggregate outstanding principal amount equal to *[Redacted]*;

(r)                                    the Owner has obtained or been issued all authorizations, licenses, franchises, approvals, permits and consents of the Dominican Republic Governmental Authorities in each case necessary and advisable for the operation of the Project (within the current mining and processing rates) (collectively, the “Operating Approvals”) in all respects in accordance with the existing Mine Plan, other than those which are expected to be obtained in the ordinary course of business by the time they are required or those Operating Approvals, or the absence of which would not, or would not reasonably be expected to, have a Material Adverse Effect.  The Seller Group Entities are in compliance in all material respects with all Operating Approvals and Applicable Laws (including environmental laws and anti-corruption laws or other laws prohibiting official or commercial bribery), except for any violations of such laws, rules, regulations and orders that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the publicly available financial statements of the Parent Company in accordance with applicable accounting principles. None of the Seller Group Entities has received any notice to the effect that, or has otherwise been advised that, it is not in material compliance with any Operating Approval, or any Applicable Laws (including without limitation environmental laws and anti-corruption laws or other laws prohibiting official or commercial bribery) and the Seller has no knowledge of any circumstances that are likely to result in a material violation of any Operating Approvals or any Applicable Laws;

(s)                                   the Project is being operated substantially in accordance with the Mine Plan;

(t)                                    the Owner possesses all rights to mine the Fiscal Reserve’s ore bodies as contemplated by the Special Lease Agreement and Applicable Law and these rights are sufficient to permit the ongoing operation of the Project as contemplated by the Mine Plan;

*[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

3

(u)                                 the Owner has paid all material Taxes, fees, assessments, rents or other amounts owed in respect of the Mineral Rights and Surface Rights.  Notwithstanding the foregoing, the Owner has paid all Taxes, fees, assessments, rents or other amounts necessary to keep the Mineral Rights and Surface Rights in good standing;

(v)                                 the Seller is entering into and performing this Agreement on its own account and not as trustee or a nominee of any other person. No brokerage, agency or finder’s fee or commission is payable to any broker, agent or other intermediary engaged to act on behalf of the Barrick Group Entities in connection with the transactions contemplated by this Agreement other than those which shall be paid by the Parent Company;

(w)                               since December 31, 2014, the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operation or results of operations of any Seller Group Entity, have, to the Seller’s knowledge, not been affected by any change, effect, event or occurrence (whether or not insured against) which would reasonably be expected to have a Material Adverse Effect; and

(x)                                 subject only to the rights of any Governmental Authority, no person is entitled to or has been granted any rent or royalty, or other payment in the nature of rent or royalty on or for any Minerals.

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SCHEDULE E
PARENT COMPANY REPRESENTATIONS AND WARRANTIES

The Parent Company hereby represents and warrants to the Purchaser as at the date hereof and as at the Closing Date as follows:

(a)                                 it is a company validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by law to maintain its existence;

(b)                                 all requisite corporate acts and proceedings have been done and taken by the Parent Company, including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and performing its obligations hereunder;

(c)                                  it has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder; and

(d)                                 this Agreement has been duly and validly executed and delivered by the Parent Company and constitutes a legal, valid and binding obligation of the Parent Company, enforceable against it in accordance with its terms.

SCHEDULE F
PURCHASER REPRESENTATIONS AND WARRANTIES

The Purchaser hereby represents and warrants to the Seller and the Parent Company as at the date hereof and as at the Closing Date as follows:

(a)                                 the Purchaser is a company validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by law to maintain its existence;

(b)                                 all of the issued and outstanding shares of the Purchaser are directly or indirectly owned by the Purchaser Parent;

(c)                                  all requisite corporate acts and proceedings have been done and taken by the Purchaser including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and performing its obligations hereunder;

(d)                                 it has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(e)                                  this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms;

(f)                                   this Agreement and the exercise of the rights and performance of the obligations of the Purchaser hereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constating or constitutive documents, or (iii) conflict with or violate any Applicable Law, except in the case of (i) or (iii) as would not reasonably be expected to have a material adverse effect on it or the performance of its obligations under this Agreement;

(g)                                  no Approvals are required to be obtained by the Purchaser in connection with the execution and delivery or the performance of this Agreement or the transactions contemplated hereby, except as would not reasonably be expected to have a material adverse effect on it or the performance of its obligations under this Agreement;

(h)                                 it has not suffered an Insolvency Event, nor does it have knowledge of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it;

(i)                                     it is resident for tax purposes in the jurisdiction of its incorporation, is not resident in the Dominican Republic, does not have a permanent establishment in the Dominican Republic and does not carry on business in the Dominican Republic;

(j)                                    it has not violated or failed to comply with any Applicable Law, or any judgment, decree or order of any court, applicable to its business, except where the aggregate of all such violations or failures to comply would not reasonably be expected to have a material adverse effect on the Purchaser or the performance of its obligations under this Agreement. The Purchaser has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any Applicable Law, and it does not know of any currently existing circumstances that are likely to result in the violation of any Applicable Law, which non-compliance or violation would reasonably be expected to have a material adverse effect on it or the performance of its obligations under this Agreement; and

(k)                                 the Purchaser is entering into and performing this Agreement on its own account and not as trustee or a nominee of any other person. No brokerage, agency or finder’s fee or commission is payable to any broker, agent or other intermediary engaged to act on behalf of the Purchaser or Purchaser Parent in connection with the transactions contemplated by this Agreement other than those which shall be paid by the Purchaser or Purchaser Parent.

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SCHEDULE G

DISPUTE RESOLUTION

The following rules and procedures shall apply with respect to any matter to be arbitrated by the Parties under the terms of the Agreement.

1.                                      Initiation of Arbitration Proceedings

(a)                                 If any Party to this Agreement wishes to have any matter under this Agreement arbitrated in accordance with the provisions of this Agreement, it shall give notice to the other Party hereto specifying particulars of the matter or matters in dispute and proposing the name of the person it wishes to be the single arbitrator.  Within 20 days after receipt of such notice, the other Party to this Agreement shall give notice to the first Party advising whether such Party accepts the arbitrator proposed by the first Party.  If such notice is not given within such 20-day period, the other Party shall be deemed to have accepted the arbitrator proposed by the first Party.  If the Parties do not agree upon a single arbitrator within such 20-day period such arbitrator shall be chosen by a judge of the Commercial List upon application by either Party and, for such purpose, each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Commercial List.

(b)                                 The individual selected as arbitrator (the “Arbitrator”) shall be qualified by experience to decide the matter in dispute.  The Arbitrator shall be at arm’s length from both Parties and shall not be a member of the audit or legal firm or firms who advise either Party, nor shall the Arbitrator be a person who is otherwise regularly retained by either of the Parties.

2.                                      Submission of Written Statements

Within 20 days of the appointment of the Arbitrator, the Party initiating the arbitration (the “Claimant”) shall send the other Party (the “Respondent”) a statement of claim setting out in sufficient detail the facts and any contentions of law on which it relies, and the relief that it claims.

(i)                                     Within 15 days of the receipt of the statement of claim, the Respondent shall send the Claimant a statement of defence stating in sufficient detail which of the facts and contentions of law in the statement of claim it admits or denies, on what grounds, and on what other facts and contentions of law it relies.

(ii)                                  Within ten days of receipt of the statement of defence, the Claimant may send the Respondent a statement of reply.

(iii)                               After submission of all the statements, the Arbitrator will give directions for the further conduct of the arbitration.

3.                                      Meetings and Hearings

(a)                                 The arbitration shall take place in Toronto, Ontario or in such other place as the Claimant and the Respondent shall agree upon in writing.  The arbitration shall be conducted in English unless otherwise agreed by such Parties and the Arbitrator.  Subject to any adjournments which the Arbitrator allows, the final hearing will be continued on successive working days until it is concluded.

(b)                                 All meetings and hearings will be confidential unless the Parties otherwise agree.

(c)                                  Any Party may be represented at any meetings or hearings by legal counsel.

(d)                                 Each Party may examine and (following cross-examination by the other Party) re-examine all its witnesses at the arbitration. Each Party will have the opportunity to cross-examine all the other Party’s witnesses at the arbitration.

4.                                      The Decision

(a)                                 The Arbitrator will make a decision in writing and, unless the Parties otherwise agree, will set out reasons for decision in the decision.

(b)                                 The Arbitrator will send the decision to the Parties as soon as practicable after the conclusion of the final hearing, but in any event no later than 60 days thereafter, unless that time period is extended for a fixed period by the Arbitrator on written notice to each Party because of illness or other cause beyond the Arbitrator’s control.

(c)                                  The decision shall determine and award costs.

(d)                                 In the event either Party initiates any court proceeding in respect of the decision of the Arbitrator or the matter arbitrated, such Party, if unsuccessful in the court proceeding, shall pay the other Party’s costs of such proceedings on a substantial indemnity basis.

5.                                      Jurisdiction and Powers of the Arbitrator

(a)                                 By submitting to arbitration under these rules and procedures, the Parties shall be taken to have conferred on the Arbitrator the following jurisdiction and powers, to be exercised at the Arbitrator’s discretion subject only to these rules and procedures, the Arbitration Rules and the relevant law with the object of ensuring the just, expeditious, economical and final determination of the dispute referred to arbitration.

(b)                                 Without limiting the jurisdiction of the Arbitrator at law, the Parties agree that the Arbitrator shall have jurisdiction to:

(i)                                     determine any question of law arising in the arbitration;

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(ii)                                  determine any question as to the Arbitrator’s jurisdiction;

(iii)                               determine any question of good faith, dishonesty or fraud arising in the dispute;

(iv)                              order any Party to furnish further details of that Party’s case, in fact or in law;

(v)                                 proceed in the arbitration notwithstanding the failure or refusal of any Party to comply with these Rules or with the Arbitrator’s orders or directions, or to attend any meeting or hearing, but only after giving that Party written notice that the Arbitrator intends to do so;

(vi)                              receive and take into account such written or oral evidence tendered by the Parties as the Arbitrator determines is relevant, whether or not strictly admissible in law;

(vii)                           make one or more interim awards;

(viii)                        hold meetings and hearings, and make a decision (including a final decision) in Toronto, Ontario or elsewhere with the concurrence of the Parties thereto;

(ix)                              order the Parties to produce to the Arbitrator, and to each other for inspection, and to supply copies of, any documents or other evidence or classes of documents in their possession or power which the Arbitrator determines to be relevant; and

(x)                                 make interim orders to secure all or part of any amount in dispute in the arbitration.

6.                                      Confidentiality

(a)                                 The arbitration, including any settlement discussions between the Parties related to the subject matter of the arbitration shall be conducted on a private and confidential basis and any and all information exchanged and disclosed during the course of the arbitration shall be used only for the purposes of the arbitration.  Neither Party shall communicate any information obtained or disclosed during the course of the arbitration to any third party except to those experts or consultants employed or retained by, or consulted about retention on behalf of, such Party in connection with the arbitration and solely to the extent necessary for assisting in the arbitration, and only after such persons have agreed to be bound by these confidentiality conditions.

(b)                                 The award of the Arbitrator and any reasons for the decision of the Arbitrator shall also be kept confidential except (i) as may reasonably be necessary to obtain enforcement thereof; (ii) for either Party to comply with its disclosure obligations under Applicable Law; (iii) to permit the Parties to exercise properly their rights

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under the Arbitration Rules; and (iv) to the extent that disclosure is required to allow the Parties to consult with their professional advisors.

(c)                                  In the event that any information related to the arbitration or the award of the Arbitrator is required to be disclosed by a Party or the Purchaser Parent (each, a “Disclosing Party”) to comply with Applicable Law (including the Disclosing Party’s disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements) or court order, the Disclosing Party shall (or, in the case of required disclosure by the Purchaser Parent, the Purchaser shall cause the Purchaser Parent to) (i) promptly notify the other Party of such disclosure, (ii) limit such disclosure to only that information so required to be disclosed and (iii) have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled including, to the extent permitted by Applicable Laws, redacting all proprietary, structural or other Confidential Information of any Party prior to making such disclosure and, where practicable, only following prior review of the Party which originally disclosed such information to the Disclosing Party.

7.                                      Appeals

(a)                                 Any Party may appeal the decision of the Arbitrator on a question of law.

(b)                                 The Parties agree that any and all appeals of any award of the Arbitrator shall be to an appellate arbitrator (the “Appellate Arbitrator”) who, unless the Parties agree otherwise, shall be a former Justice of the Supreme Court of Canada or the Ontario Court of Appeal selected by a judge of the Commercial List upon application by either Party and, for such purpose, each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Commercial List.

(c)                                  The Parties further agree that an appeal to the Appellate Arbitrator must be commenced within ten days following receipt by all Parties in accordance with Section 14.8 of the award appealed from by serving a notice of appeal (“Notice of Appeal”) on the opposite Party in accordance with Section 14.8.

(d)                                 A Notice of Appeal shall be in writing and shall set out in concise form the award being appealed from and the grounds of appeal.

(e)                                  An appealing Party must serve and file with the Appellate Arbitrator, within twenty days after transmittal of the award, a written brief, not to exceed twenty pages, stating the reasons why the Arbitrator’s decision should be reversed or modified.

(f)                                   The opposing Party shall serve and file with the Appellate Arbitrator, within twenty days after receiving the appeal brief, an opposition brief, not to exceed twenty pages.

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(g)                                  Either Party may request oral argument which shall be conducted within fourteen days following the submission of the final brief or as soon thereafter as the Appellate Arbitrator directs.

(h)                                 The appeal shall be based only on the record of the initial hearing and oral argument, if any.

(i)                                     The Parties agree that neither Party will have any rights of appeal or review of a decision of the Appellate Arbitrator except as provided herein.

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SCHEDULE H

FORM OF POWER OF ATTORNEY

This power of attorney is made on                      , 2015 by BGC HOLDINGS LTD., a company incorporated with limited liability under the laws of the Cayman Islands, with an office located at 2nd Floor Balmoral Hall, Balmoral Gap, Hastings, Christ Church, Barbados, BB14034 (the “Principal”).

WHEREAS pursuant to a precious metals purchase and sale agreement dated as of August    , 2015 (as such agreement may amended, restated, supplemented, modified or superseded from time to time, the “Purchase and Sale Agreement”), the Principal has, inter alia, agreed to sell to the Attorney (as defined below), and the Attorney has agreed to purchase from the Principal, an amount of Refined Gold and Refined Silver (each as defined in the Purchase and Sale Agreement) that is equal to Payable Gold and Payable Silver (each as defined in the Purchase and Sale Agreement), subject to and in accordance with the terms and conditions of the Purchase and Sale Agreement;

AND WHEREAS the Principal holds the Collection Account (as defined in the Purchase and Sale Agreement), being the account identified in Appendix “A” hereto, with [account bank] (the “Account Bank”) in connection with the transactions contemplated under, and the Principal’s obligations to the Attorney pursuant to, the Purchase and Sale Agreement;

AND WHEREAS the Account Bank has been authorized and directed, by issue of a notice dated on or about the date hereof, to act on any written instructions given to it by the Attorney in furtherance of the matters set out in this power of attorney;

AND WHEREAS the Principal has agreed under the Purchase and Sale Agreement to grant a power of attorney to the Attorney in order to enable the Attorney, following the occurrence and during the pendency of a Seller Event of Default (as defined under the Purchase and Sale Agreement), to withdraw and to have use of the cash in the Collection Account solely to purchase Refined Gold and/or Refined Silver for and on behalf of the Principal in such amounts as required to satisfy the Principal’s then accrued and due obligations to deliver Payable Gold or Payable Silver to the Attorney (the “Collection Account Right”).

1.                                      APPOINTMENT AND POWERS

The Principal appoints RGLD GOLD AG, a corporation existing under the laws of Switzerland, whose principal office is located at Baarerstrasse 71, 6300 Zug, Switzerland and its substitutes as its attorney (together with its successors and permitted assigns, the “Attorney”) and in the Principal’s name and on its behalf to:

(a)                                 following the occurrence and during the pendency of a Seller Event of Default to withdraw amounts from the Collection Account and apply any amounts so withdrawn solely to purchase on behalf of the Principal Refined Gold and/or Refined Silver in such amounts as required to satisfy the Principal’s then accrued and due obligations to deliver Payable Gold or Payable Silver to the Attorney in accordance with the Purchase and Sale Agreement; and

(b)                                 communicate with, give notice to, and instruct with respect to the Attorney’s rights hereunder, the Account Bank.

2.                                      DELEGATION BY CORPORATE ATTORNEY

The Attorney may delegate one or more of the powers conferred on the Attorney by this power of attorney to an officer or officers appointed for that purpose by the board of directors of the Attorney by resolution or otherwise from time to time. Attached as Appendix “B” to this power of attorney is a certificate executed by the Attorney setting out the names and titles of the officers of the Attorney who have been appointed by the board of directors of the Attorney for such purpose as of the date hereof, together with copies of their specimen signatures, provided that the Attorney shall be entitled to change such officers from time to time by notice in writing given the Account Bank.

3.                                      POWER IRREVOCABLE

This power of attorney shall be irrevocable save with the consent of the Attorney and is given to assure the performance of obligations to which this power of attorney relates owed by the Principal to the Attorney under the Purchase and Sale Agreement.

4.                                      RATIFICATION

The Principal undertakes to ratify and confirm whatever the Attorney purports to do in compliance with this power of attorney in good faith in the exercise of any power conferred by this power of attorney.

5.                                      NOTICE TO ACCOUNT BANK

The Principal undertakes to give the Account Bank notice of this power of attorney in the form attached as Appendix “C” hereto and to use its reasonable best efforts to procure an acknowledgement thereof by the Account Bank.

6.                                      VALIDITY

The Principal declares that a person who deals with the Attorney in good faith, including the Account Bank, may accept a written statement signed by that Attorney to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.

7.                                      GOVERNING LAW AND JURISDICTION

This power of attorney and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.  The Principal irrevocably agrees that, except as set forth in the following sentence, the courts of England and Wales shall have non-exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum. Notwithstanding the foregoing, the Principal may elect, and agrees that the Attorney may elect, in either case at any time by notice in

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writing given to the other party in accordance with the Purchase and Sale Agreement, to refer any Dispute to arbitration in accordance with the provisions of Section 13.2 of the Purchase and Sale Agreement, mutatis mutandis.   For the purposes of this paragraph, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this power of attorney, including a dispute regarding the existence, formation, validity, interpretation, breach, performance or termination of this power of attorney or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this power of attorney.

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This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and delivered	)

as a DEED by	)

BGC HOLDINGS LTD.	)

acting by ,	)

a director, in the presence of:	)	Director

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

APPENDIX A

Details of Collection Account

Account Holder	Account Number	Sort Code

BGC Holdings Ltd.	[ ]	[ ]

APPENDIX B

Certificate of Incumbency

Name	Function	Signature

Tony Jensen	Chairman of the Board

Stefan Wenger	Vice-Chairman of the Board

Martin Weber	Secretary and Member of the Board

Robert J, Weber	Member of the Board

Bruce C. Kirchhoff	Vice President

Jason Hynes	Vice President

Zug,              , 2015

Vice Chairman of the Board
Stefan Wenger

I, Martin Weber, Secretary and Member of the Board of Directors of the Company, hereby certify in my capacity as Secretary and Member of the Board of Directors, and not in my personal capacity and without incurring personal liability, that Stefan Wenger is the Vice-Chairman of the Board of Directors of the Company and that the signature appearing above is the signature of Stefan Wenger.

Zug,               , 2015

Martin Weber
Secretary and Member of the Board of Directors

APPENDIX C

Form of Notice to Account Bank

Account Notice

To:                             [account bank] (the “Account Bank”)

[address]

Dated:

Dear Sirs

Re:                             Collection Account

We notify you that BGC Holdings Ltd. (the “Principal”) has granted to RGLD Gold AG (the “Attorney”) a power of attorney (copy attached) in respect of the account identified therein (the “Collection Account”).

We irrevocably authorise and instruct you:

1.              promptly following your receipt of written instructions from the Attorney to such effect:

(a)                                 to hold all monies from time to time standing to the credit of the Collection Account to the order of the Attorney and to pay all or any part of those monies to the Attorney (or as it may direct); and

(b)                                 to follow any instructions, directions or notices given to you by the Attorney in respect of the Collection Account, and to refrain from following any instructions, directions or notices given to you by the Principal in respect of the Collection Account; and

2.              after the Attorney has given you an initial written instruction referred to in paragraph 1 above, in respect of the Collection Account (an “Initial Instruction”), to disclose to the Attorney information in respect of the balance of the Collection Account which the Attorney may from time to time request you to provide.

We also advise you that:

1.              by counter-signing this notice, the Attorney confirms that the Principal may make withdrawals from the Collection Account until such time as the Attorney shall notify you (with a copy to the Principal) in writing that their permission is withdrawn.  That permission may be withdrawn or modified by the Attorney by way of an Initial Instruction given in its absolute discretion at any time; and

2.              the provisions of this notice may only be revoked or varied with the prior written consent of the Attorney, not to be unreasonably withheld or delayed.

Please sign and return the enclosed copy of this notice to the Attorney (with a copy to the Principal) by way of your confirmation that:

1.              you agree to act in accordance with the provisions of this notice; and

2.              you have not received notice that the Principal has granted a power of attorney or otherwise granted any interest over the Collection Account or monies standing to its credit in favour of any third party.

You shall not be required to comply with any instruction from the Attorney unless and until the Attorney has provided to you such evidence of the authority of the person providing instructions to you on behalf of the Attorney as you may reasonably require.

We agree that you are not bound to enquire whether the right of any person (including, but not limited to, the Attorney) to operate or withdraw any monies from the Collection Account has arisen or be concerned with (A) the propriety or regularity of the exercise of that right or (B) notice to the contrary or (C) to be responsible for the application of any monies received by such person (including, but not limited to, the Attorney).  Further, we agree that you shall have no liability for having acted on instructions from any person (including, but not limited to, the Attorney) which on their face appear to be genuine, and which comply with the latest bank mandate held by you or relevant electronic banking system procedures in the case of an electronic instruction, and you, as account bank, shall not be deemed to be a trustee for the Principal or the Attorney of the Collection Account.

We further agree that you may, on the provision of 30 days prior written notice, to the Principal and the Attorney at the addresses set out below, provide notice of your intention to, and close the Collection Account.

This notice and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

Yours faithfully,

for and on behalf of
BGC Holdings Ltd.
2nd Floor, Balmoral Hall
Balmoral Gap, Hastings
Christchurch, Barbados
BB 14034

Attention:                                         Stephen Galbraith
Email:                                                            sgalbraith@barrick.com

With a copy to:

Barrick Gold Corporation
Brookfield Place
TD Canada Trust Tower
Suite 3700, P.O. Box 212
Toronto, Ontario, Canada
M5J 2S1

Counter-signed by

for and on behalf of
RGLD Gold AG

On acknowledgement copy:

To:                                                                             RGLD Gold AG

Baarerstrasse 71

6300 Zug

Switzerland

Attention:                                         Jason Hynes, Vice President

Facsimile:                                         +41 41 530 1280

Email:                                                            jhynes@rgldgoldag.ch

Copy to:                                                BGC Holdings Ltd.

We acknowledge receipt of the above notice and confirm the matters set out above.

for and on behalf of
[account bank]

Dated: